Filed Pursuant to Rule 424(b)(2)
Registration No. 333-142044

Prospectus Supplement
June 3, 2008
(To Prospectus dated June 3, 2008)

$500,000,000

The Hartford Financial Services Group, Inc.

8.125% Fixed-To-Floating Rate
Junior Subordinated Debentures due 2068

The 8.125% fixed-to-floating rate junior subordinated debentures due 2068, which are referred to in this prospectus supplement as the “Debentures”, are unsecured, subordinated debt instruments, and will initially bear interest commencing on June 6, 2008 to but excluding June 15, 2018 at an annual rate of 8.125%, payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2008, to and including June 15, 2018. Commencing on June 15, 2018, the Debentures will bear interest at an annual rate equal to three-month LIBOR, reset quarterly, plus 4.6025%, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2018. So long as no event of default with respect to the Debentures has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the Debentures as described in this prospectus supplement for up to ten consecutive years without giving rise to an event of default. If we defer interest for five consecutive years or, if earlier, we pay current interest during a deferral period (which we may pay from any source of funds), we will be required to pay deferred interest pursuant to the alternative payment mechanism described in this prospectus supplement. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the Debentures. In the event of our bankruptcy, holders of the Debentures may have a limited claim for any unpaid deferred interest.

We are required to pay the principal amount of the Debentures on June 15, 2038 (or if such day is not a business day, the following business day), which we refer to in this prospectus supplement as the scheduled maturity date, only to the extent of the net cash proceeds that we have received from the sale of certain qualifying replacement securities during the 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date, except that any unpaid deferred interest may be paid only pursuant to the alternative payment mechanism described in this prospectus supplement. During such 180-day period, we will be required to use our commercially reasonable efforts, subject to the occurrence and continuation of a market disruption event, to sell enough qualifying replacement securities to permit repayment of the Debentures in full on the scheduled maturity date. If the Debentures are not paid on the scheduled maturity date, they will remain outstanding and will continue to bear interest at three-month LIBOR, reset quarterly, plus 4.6025% and we will be required to continue to use our commercially reasonable efforts, subject to the occurrence and continuation of a market disruption event, to sell enough qualifying replacement securities to permit repayment of the remaining Debentures in full. On June 15, 2068 (or if such day is not a business day, the following business day), which we refer to in this prospectus supplement as the final maturity date, we must pay in full the principal of and interest on any Debentures remaining outstanding whether or not we have sold qualifying replacement securities.

We may redeem the Debentures in whole or in part at our option, or in whole but not in part after the occurrence of certain tax or rating agency events, at the applicable redemption prices set forth in this prospectus supplement. Any such redemption will be subject to our compliance with the replacement capital covenant described in this prospectus supplement.

This investment involves significant risks. See “Risks Relating to the Offering” beginning on page S-8 of this prospectus supplement, and “Risk Factors” beginning on page 21 of our annual report on Form 10-K for the year ended December 31, 2007, and page 117 of our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, which are incorporated by reference in this prospectus supplement.

	Per
	Debenture	Total

Public offering price(1)	99.921%	$499,605,000
Underwriting discounts	1.000%	$5,000,000
Proceeds, before expenses, to The Hartford(1)	98.921%	$494,605,000

(1)	Plus accrued interest, if any, from June 6, 2008, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Debentures only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about June 6, 2008.

Joint Book-Running Managers

Banc of America Securities LLC	Citi	Lehman Brothers

Co-Managers

Daiwa Securities America Inc.	SunTrust Robinson Humphrey	Wells Fargo Securities

Prospectus Supplement

i

You should rely only on information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering of the junior subordinated Debentures (the “Debentures”) filed by us with the Securities and Exchange Commission or information to which we have specifically referred you in any such documents. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to the offering of the Debentures filed by us with the Securities and Exchange Commission and the documents incorporated by reference herein and therein is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are offering to sell, and are seeking offers to buy, the Debentures only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Debentures in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Debentures and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Debentures offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Debentures and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering of the Debentures varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “The Hartford,” “we,” “us” and “our” or similar terms are to The Hartford Financial Services Group, Inc. and not to any of its subsidiaries.

FORWARD-LOOKING STATEMENTS AND CERTAIN RISK FACTORS

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those we expect, depending on the outcome of various factors, including, but not limited to, those set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 (as updated from time to time). These factors include:

•	the difficulty in predicting our potential exposure for asbestos and environmental claims;

•	the possible occurrence of terrorist attacks;

•	the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

•	changes in the financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates;

•	the inability to effectively mitigate the impact of equity market volatility on our financial position and results of operations arising from obligations under annuity product guarantees;

•	the possibility of unfavorable loss development;

•	the incidence and severity of catastrophes, both natural and man-made;

•	stronger than anticipated competitive activity;

•	unfavorable judicial or legislative developments;

•	the potential effect of domestic and foreign regulatory developments, including those which could increase our business costs and required capital levels;

•	the possibility of general economic and business conditions that are less favorable than anticipated;

•	our ability to distribute products through distribution channels, both current and future;

•	the uncertain effects of emerging claim and coverage issues;

•	a downgrade in our financial strength or credit ratings;

•	the ability of our subsidiaries to pay dividends to us;

•	our ability to adequately price our property and casualty policies;

•	our ability to recover our systems and information in the event of a disaster or other unanticipated event;

•	the possibility of difficulties arising from outsourcing relationships;

•	potential changes in federal or state tax laws, including changes impacting the availability of the separate account dividend received deduction;

•	losses due to defaults by others;

•	our ability to protect our intellectual property and defend against claims of infringement; and

•	other factors described in such forward-looking statements.

All forward-looking statements speak only as of the date made, and we undertake no obligation to update our forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

SUMMARY

The Hartford Financial Services Group, Inc.

The Hartford is a diversified insurance and financial services holding company. We are among the largest providers of investment products, individual life, group life and disability insurance products, and property and casualty insurance products in the United States. Hartford Fire Insurance Company, or Hartford Fire, founded in 1810, is the oldest of our subsidiaries. Our companies write insurance in the United States and internationally. At March 31, 2008, our total assets were $344.2 billion and our total stockholders’ equity was $17.8 billion.

As a holding company that is separate and distinct from our insurance subsidiaries, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company subsidiaries and other subsidiaries as the principal source of cash flow to meet our obligations. These obligations include payments on our debt securities and the payment of dividends on our capital stock. The Connecticut insurance holding company laws limit the payment of dividends by Connecticut-domiciled insurers. In addition, these laws require notice to and approval by the state insurance commissioner for the declaration or payment by those subsidiaries of any dividend if the dividend and other dividends or distributions made within the preceding twelve months exceeds the greater of:

•	10% of the insurer’s policyholder surplus as of December 31 of the preceding year, or

•	net income, or net gain from operations if the subsidiary is a life insurance company, for the previous calendar year, in each case determined under statutory insurance accounting principles.

In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer’s earned surplus, it requires the prior approval of the Connecticut Insurance Commissioner.

The insurance holding company laws of the other jurisdictions in which our insurance subsidiaries are incorporated, or deemed commercially domiciled, generally contain similar, and in some instances more restrictive, limitations on the payment of dividends. Our property-casualty insurance subsidiaries are permitted to pay up to a maximum of approximately $1.6 billion in dividends to The Hartford in 2008 without prior approval from the applicable insurance commissioner. Our life insurance subsidiaries are permitted to pay up to a maximum of approximately $784 million in dividends to our subsidiary, Hartford Life, Inc. (“HLI”), in 2008 without prior approval from the applicable insurance commissioner. In 2007, The Hartford and HLI received a combined total of $2.0 billion in dividends from their insurance subsidiaries. From January 1, 2008 through June 2, 2008, The Hartford and HLI received a combined total of $781 million in dividends from their insurance subsidiaries.

Our rights to participate in any distribution of the assets of any of our subsidiaries, for example, upon their liquidation or reorganization, and the ability of holders of the Debentures to benefit indirectly from a distribution, are subject to the prior claims of creditors of the applicable subsidiary, except to the extent that we may be a creditor of that subsidiary. Claims on these subsidiaries by persons other than us include, as of March 31, 2008, claims by policyholders for benefits payable amounting to $121.5 billion, claims by separate account holders of $181.3 billion, and other liabilities including claims of trade creditors, claims from guaranty associations and claims from holders of debt obligations, amounting to $18.4 billion.

Our principal executive offices are located at One Hartford Plaza, Hartford, Connecticut 06155, and our telephone number is (860) 547-5000.

The Debentures

Repayment of Principal

We will be required to pay the principal amount of the Debentures, together with accrued and unpaid interest, on June 15, 2038 (or if that day is not a business day, the following business day), which we refer to in this prospectus supplement as the scheduled maturity date, only to the extent described below.

We will be required to use our commercially reasonable efforts, subject to the occurrence and continuation of a market disruption event, as described under “Description of the Debentures — Market Disruption Event,” to raise sufficient net cash proceeds from the sale of qualifying replacement securities (as defined in “Description of the Replacement Capital Covenant”) during the 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date to permit repayment of the Debentures together with accrued and unpaid interest in full on the scheduled maturity date as described under “Description of the Debentures — Obligation to Repay the Debentures at Scheduled Maturity,” except that any deferred interest on the Debentures then accrued and unpaid may be paid only pursuant to the alternative payment mechanism (as defined in “Description of the Debentures — Alternative Payment Mechanism”). If we have not received sufficient net cash proceeds during such period to permit repayment in full of the Debentures on the scheduled maturity date, we will repay the Debentures in part to the extent of any net cash proceeds we have received from the sale of qualifying replacement securities during such period, and the unpaid portion of the Debentures will remain outstanding and will continue to bear interest at an annual rate equal to three-month LIBOR (as defined in “Description of the Debentures — Interest Rates”), reset quarterly, plus 4.6025%, payable quarterly (as described under “— Interest”), until repaid. We will be required to use our commercially reasonable efforts, subject to the occurrence and continuation of a market disruption event, to raise sufficient net proceeds from the sale of qualifying replacement securities to permit repayment of the Debentures that remain outstanding on the quarterly interest payment date immediately following the scheduled maturity date, and on each quarterly interest payment date thereafter, until the Debentures are repaid in full or are redeemed in full in accordance with their terms or upon acceleration following an event of default.

In addition, prior to June 15, 2048, we are permitted to repay the Debentures only to the extent that the principal amount repaid does not exceed the sum of the applicable percentages (as defined under “Description of the Replacement Capital Covenant”) of certain issuances of securities other than qualifying replacement securities under the replacement capital covenant (described under “Description of the Replacement Capital Covenant”), including common stock, rights to acquire common stock, mandatorily convertible preferred stock and debt exchangeable for common equity. However, we have no obligation to issue any securities other than qualifying replacement securities or to repay the Debentures on the scheduled maturity date or at any time thereafter as a result of the issuance of securities other than qualifying replacement securities.

Any unpaid principal amount of the Debentures, together with accrued and unpaid interest, will be due and payable on June 15, 2068 (or if such day is not a business day, the following business day), which we refer to in this prospectus supplement as the final maturity date, or upon acceleration following an event of default, regardless of the amount of net cash proceeds that we have received by that time from the sale of qualifying replacement securities.

Interest

Commencing on June 6, 2008 to but excluding June 15, 2018, or any earlier redemption date, the Debentures will bear interest at an annual rate of 8.125%. We will pay that interest semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2008, to and including June 15, 2018, subject to our right to defer the payment of interest and related obligations described in “Description of the Debentures — Option to Defer Interest Payments” and “Description of the Debentures — Alternative Payment Mechanism.” Commencing on June 15, 2018, to the final maturity date unless redeemed or repaid earlier the Debentures will bear interest at an annual rate equal to three-month LIBOR, reset quarterly, plus 4.6025% payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2018, to the final maturity date unless redeemed or repaid earlier subject to our right to defer the payment of interest and related obligations described in “Description of the Debentures — Option to Defer Interest Payments” and “Description of the Debentures — Alternative Payment Mechanism.”

So long as no event of default with respect to the Debentures has occurred and is continuing, we have the right on one or more occasions to defer the payment of interest on the Debentures as described in “Description of the Debentures — Option to Defer Interest Payments,” for up to ten consecutive years without giving rise to an event of default. If we defer interest for five consecutive years or, if earlier, we pay current interest during a deferral period (which we may pay from any source of funds), we will be required to pay deferred interest pursuant to the alternative payment mechanism described in “Description of the Debentures — Alternative Payment Mechanism.” During a deferral period, interest will continue to accrue on the Debentures at the then applicable rate described above, and deferred interest payments will accrue additional interest, at the then applicable interest rate on the Debentures, compounded semi-annually or quarterly, as applicable, as of each interest payment date to the extent permitted by applicable law. In the event of our bankruptcy, holders of the Debentures may have a limited claim for any unpaid deferred interest, as described in “Description of the Debentures — Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership.”

If we elect to defer any interest payment, we will be prohibited from paying deferred interest on the Debentures (including compounded interest thereon) except in accordance with the alternative payment mechanism. Under the alternative payment mechanism, we will be prohibited from paying deferred interest from any source other than the eligible proceeds (as defined under “Description of the Debentures — Alternative Payment Mechanism — Obligation to sell APM qualifying securities and limitation on payment of deferred interest from other sources”) from the sale of APM qualifying securities (which consist of our common stock, qualifying preferred stock, qualifying warrants and mandatorily convertible preferred stock, each as defined under “Description of the Debentures — Alternative Payment Mechanism — Obligation to sell APM qualifying securities and limitation on payment of deferred interest from other sources”) in accordance with the alternative payment mechanism until the final maturity date or earlier acceleration of the Debentures, as described in “Description of the Debentures — Option to Defer Interest Payments” and “Description of the Debentures — Alternative Payment Mechanism.”

Subordination

The Debentures will be unsecured, subordinated and junior in right of payment and upon our liquidation to all of our existing and future senior indebtedness (as defined under “Description of the Debentures — Ranking of the Debentures”). In addition, the Debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities, including obligations to policyholders. The Debentures will rank equally in right of payment, subject to the provisions described under “Description of the Debentures — Option to Defer Interest Payments — Certain limitations during a deferral period” and “Description of the Debentures — Alternative Payment Mechanism,” and upon our liquidation with (i) any indebtedness the terms of which provide that such indebtedness ranks equally with the Debentures, including guarantees of such indebtedness and (ii) our trade accounts payable.

The Debentures do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in right of payment and upon our liquidation to the Debentures. At March 31, 2008, our indebtedness, on an unconsolidated basis, totaled approximately $4.6 billion, all of which would rank senior to the Debentures. In addition, the Debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities. At March 31, 2008, our subsidiaries’ indebtedness was $1.3 billion, which includes $971 million of consumer notes.

Certain Payment Restrictions Applicable to The Hartford

If we have exercised our right to defer interest payments on the Debentures, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation, dissolution or winding up equally with or junior to the Debentures, subject to certain limited exceptions. In addition, subject to certain limited exceptions, if any deferral period lasts longer than one year, we will not redeem or repurchase any of our APM qualifying securities, the proceeds from the sale of which were used to pay deferred interest during the relevant deferral period, or any of our securities that rank equally with or junior to such APM qualifying securities until the first anniversary of the date on which all deferred interest has been paid pursuant to the alternative payment mechanism. For more information, see “Description of the Debentures — Option to Defer Interest Payments — Certain limitations during a deferral period.”

Redemption of the Debentures

We may elect to redeem the Debentures:

•	in whole at any time or in part from time to time on or after June 15, 2018, at a redemption price equal to their principal amount plus accrued and unpaid interest to but excluding the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption;

•	in whole at any time or in part from time to time prior to June 15, 2018, in cases not involving a “tax event” or “rating agency event,” at a redemption price equal to their principal amount or, if greater, the “make-whole redemption amount,” in each case, plus accrued and unpaid interest to but excluding the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption; or

•	in whole, but not in part, at any time prior to June 15, 2018, within 180 days of the occurrence of a tax event or rating agency event, at a redemption price equal to their principal amount or, if greater, the “special event make-whole redemption amount,” in each case, plus accrued and unpaid interest to but excluding the date of redemption.

Any redemption of the Debentures before June 15, 2048 will be subject to the limitations described in “Description of the Replacement Capital Covenant.” For more information and the definitions of “tax event,” “rating agency event,” “make-whole redemption amount” and “special event make-whole redemption amount,” see “Description of the Debentures — Redemption.”

Events of Default

The following are events of default with respect to the Debentures:

•	the failure to pay interest in full, including compounded interest, on any Debenture for a period of 30 days after the conclusion of a ten-year period following the commencement of any deferral period or on the final maturity date;

•	the failure to pay principal of or premium, if any, on any Debenture on the final maturity date or upon redemption; or

•	certain events of our bankruptcy, insolvency or receivership.

If an event of default under the indenture (as defined in “Description of the Debentures”) arising from a default in the payment of interest, principal or premium has occurred and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the Debentures will have the right to declare the principal of and accrued but unpaid interest on the Debentures to be due and payable immediately. If an event of default under the indenture arising from an event of our bankruptcy, insolvency or receivership has occurred, the principal of and, subject to the limitations set forth under “Description of the Debentures — Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership,” accrued but unpaid interest on the Debentures will automatically, and without any declaration or other action on the part of the trustee or any holder of Debentures, become immediately due and payable.

Book-Entry

The Debentures will be represented by one or more global Debentures that will be deposited with and registered in the name of The Depository Trust Company or its nominee for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme. We will not issue certificated Debentures, except in the limited circumstances described under “Description of the Debentures — Book-Entry; Delivery and Form.”

Listing

The Debentures will not be listed on any securities exchange or on any automated dealer quotation system.

Governing Law

The indenture governing the Debentures and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

The Indenture and the Trustee

The Debentures will be issued pursuant to the junior subordinated indenture, to be dated the issuance date of the Debentures, between us and The Bank of New York Trust Company, N.A., as trustee, as amended and supplemented by a supplemental indenture to be dated the issuance date of the Debentures.

Material United States Federal Income Tax Considerations

There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Debentures. Based on, among other things, certain assumptions and certain representations made by us, Debevoise & Plimpton LLP, our special tax counsel, will render its opinion to the effect that, although the matter is not free from doubt, the Debentures will be treated as indebtedness for U.S. federal income tax purposes. Such opinion is not binding on the Internal Revenue Service (“IRS”) or any court and there can be no assurance that the IRS or a court will agree with such opinion. We agree, and by acquiring an interest in a Debenture each beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Replacement Capital Covenant

At or around the time of the initial issuance of the Debentures, we will enter into a “replacement capital covenant” in which we will covenant, for the benefit of holders of a designated series of our indebtedness other than the Debentures (which will initially be our 6.1% senior notes due 2041 (CUSIP: 416515AP9)), that we will not repay, redeem, defease or repurchase, and that we will not permit any of our subsidiaries to purchase, all or any part of the Debentures before June 15, 2048, except to the extent the principal amount repaid or defeased or the applicable redemption or repurchase price does not exceed the sum of the applicable percentages (as defined under “Description of the Replacement Capital Covenant”) of certain issuances, during the applicable measurement period (as defined in “Description of the Replacement Capital Covenant”), of qualifying replacement securities, common stock, rights to acquire common stock, mandatorily convertible preferred stock and debt exchangeable for common equity (each as defined in “Description of the Replacement Capital Covenant”)

The replacement capital covenant will terminate upon the occurrence of certain events, including an acceleration of the Debentures due to the occurrence of an event of default. The replacement capital covenant is not intended for the benefit of holders of the Debentures and may not be enforced by them, except that we will agree in the indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying replacement securities that we may include for purposes of determining whether or to what extent repayment, redemption, defeasance or repurchase of the Debentures is permitted, except with the consent of the holders of at least a majority in principal amount of the Debentures.

Use of Proceeds

We expect the net proceeds from the offering of the Debentures to be approximately $493 million, after deducting underwriting discounts and the estimated expenses of the offering that we will pay. We intend, subject to market conditions, to use the net proceeds to repurchase shares of our common stock under our previously announced repurchase program pursuant to an accelerated stock repurchase agreement. We will use any portion of the net proceeds not used to repurchase shares of our common stock, pursuant to an accelerated stock repurchase agreement or otherwise, for general corporate purposes.

Ratio of Earnings to Total Fixed Charges

The following table sets forth, for each of the periods indicated, our ratio of earnings to total fixed charges and our ratio of earnings excluding interest credited to contractholders to total fixed charges excluding interest credited to contractholders. For more information, see “Ratio of Earnings to Total Fixed Charges.”

	Three Months
	Ended
	March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
	(In millions, except for ratios)

Ratios
Earnings, as defined, to total fixed charges(1)(2)	NM	2.6	2.7	1.9	1.5	1.9	NM
Earnings, as defined, excluding interest credited to contractholders, to total fixed charges excluding interest credited to contractholders(1)(3)	2.1	16.0	13.1	11.2	10.3	9.0	NM
Deficiency of earnings to fixed charges(4)	$—	$—	$—	$—	$—	$—	$550

(1)	NM: Not meaningful.

(2)	For the three months ended March 31, 2008, the ratio is not meaningful as total fixed charges of $(3,039) million include returns credited on International variable annuities of $(3,578) million. The returns credited on International variable annuities include investment income and mark-to-market effects of equity securities held for trading supporting the International variable annuity business.

(3)	This secondary ratio is disclosed for the convenience of fixed income investors and the rating agencies that serve them and is more comparable to the ratios disclosed by all issuers of fixed-income securities.

(4)	Represents additional earnings that would be necessary to result in a one-to-one ratio of consolidated earnings to fixed charges. The deficiency in 2003 is primarily due to a before-tax charge of $2.6 billion related to our 2003 asbestos reserve addition.

RISKS RELATING TO THE OFFERING

You should carefully review the information in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein before making any investment decision. Any investment in the Debentures involves significant risks, including without limitation the following risks and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 under the heading “Risk Factors” which are incorporated by reference herein. The following risks could cause the value of the Debentures and the amount you receive while the Debentures are outstanding or upon liquidation to decline. The risks and uncertainties described herein and therein are not the only ones faced by an investor in the Debentures. Before investing in the Debentures, you should consider the risks relating to an investment in us and the Debentures as well as the risks inherent to the terms and structure of the Debentures.

Our obligation to repay the Debentures on the scheduled maturity date is subject to the issuance of qualifying replacement securities.

Our obligation to repay the Debentures on the scheduled maturity date of June 15, 2038 is limited. We are required to repay the Debentures on the scheduled maturity date only to the extent of the net cash proceeds that we have received from the sale of qualifying replacement securities during the 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date. If we have not raised sufficient net cash proceeds during such period from the sale of qualifying replacement securities to permit repayment of all principal and accrued and unpaid interest (other than any deferred interest, which must be paid pursuant to the alternative payment mechanism) on the Debentures on the scheduled maturity date, the unpaid amount of the Debentures will remain outstanding from quarter to quarter until (a) we and our subsidiaries have received sufficient net cash proceeds to permit repayment in full in accordance with the terms described herein, (b) we redeem the Debentures in full or (c) the occurrence of an event of default and an acceleration of the Debentures under the indenture. Our ability to raise sufficient net proceeds in connection with this obligation to repay the Debentures will depend on, among other things, market conditions at the time the obligation arises, as well as the acceptability to prospective investors of the terms of the qualifying replacement securities. Although we are required to use our commercially reasonable efforts, subject to the occurrence and continuation of a market disruption event, to raise sufficient net proceeds from the sale of qualifying replacement securities during the 180-day period referred to above to repay the Debentures on the scheduled maturity date and on each interest payment date after the scheduled maturity date until the Debentures are repaid or redeemed in full or the occurrence of an event of default and the acceleration of the Debentures, our failure to do so would not constitute an event of default or give rise to a right of acceleration or similar remedy under the indenture with respect to the Debentures until the final maturity date. Moreover, we will be relieved of our obligation to sell qualifying replacement securities to permit repayment of the Debentures upon the occurrence and continuation of a market disruption event.

We have the right to defer interest for up to ten consecutive years without causing an event of default.

We have the right to defer interest on the Debentures for a period of up to ten consecutive years so long as no event of default with respect to the Debentures has occurred and is continuing. Although we would be subject to the alternative payment mechanism after we have deferred interest for a period of five consecutive years (or a shorter period resulting from our payment of current interest), if we are unable to raise sufficient eligible proceeds pursuant to the alternative payment mechanism, we may fail to pay accrued interest on the Debentures for a period of up to ten consecutive years without causing an event of default with respect to the Debentures. During any such deferral period, holders of Debentures may receive limited or no current payments on the Debentures and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against us for nonpayment of deferred interest (including compounded interest thereon) unless we fail to pay all deferred interest (including compounded interest) at the end of the ten-year deferral period, at the final maturity date or at the earlier accelerated maturity date of the Debentures.

The indenture limits our source of funds to pay deferred interest to net proceeds of the sale of APM qualifying securities, and our ability to sell APM qualifying securities is subject to the occurrence and continuation of a market disruption event and other factors beyond our control.

The indenture provides that if we elect to defer interest payments on the Debentures, following the earlier of (i) the fifth anniversary of the commencement of the deferral period that is continuing and (ii) a payment of current interest (which we may make from any source of funds) on the Debentures during a deferral period, we will be required to pay deferred interest on the Debentures (including compounded interest thereon) pursuant to the alternative payment mechanism, subject to certain market disruption events, the preferred stock issuance cap and the share cap. Under the alternative payment mechanism, prior to the final maturity date or earlier acceleration of the Debentures, we will be limited to paying deferred interest from the net proceeds of sales of our shares of common stock, qualifying warrants, qualifying preferred stock and mandatorily convertible preferred stock, which we refer to collectively as the APM qualifying securities. See “Description of the Debentures — Alternative Payment Mechanism.” We may not be able to sell sufficient amounts of APM qualifying securities to generate the net proceeds required to fund our deferred interest obligations, either within any particular time period or at all.

Our ability to market our APM qualifying securities will depend on a variety of factors both within and beyond our control, including our financial performance, the strength of the equity markets generally, the relative demand for such securities of companies within our industry and dilution caused by prior equity offerings or issuances. Moreover, we may encounter difficulties in successfully marketing our APM qualifying securities, particularly during times when we are subject to the restrictions on dividends that result from the deferral of interest on the Debentures. The occurrence and continuation of a market disruption event may prevent or delay a sale of APM qualifying securities pursuant to the alternative payment mechanism and, consequently, the payment of deferred interest on the Debentures. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain approval of a regulatory body or governmental authority to issue APM qualifying securities or stockholder approval to increase the shares available for issuance in a sufficient amount. If we do not sell sufficient amounts of APM qualifying securities to fund deferred interest payments, except upon the final maturity date or earlier acceleration of the Debentures, we will not be permitted to pay deferred interest on the Debentures from other sources even if we have cash available from other sources.

The indenture limits our obligation to raise proceeds from the sale of shares of common stock or qualifying warrants to pay deferred interest during the first five years of a deferral period.

The indenture limits our obligation to raise proceeds from the sale of shares of common stock or qualifying warrants to pay deferred interest prior to the fifth anniversary of the commencement of a deferral period to the extent that such shares of common stock, together with shares of common stock issuable upon exercise of such qualifying warrants, exceed an amount referred to as the “common stock issuance cap” (as defined in “Description of the Debentures — Alternative Payment Mechanism — Obligation to sell APM qualifying securities and limitation on payment of deferred interest from other sources”). Once we reach the common stock issuance cap for a deferral period, we will no longer be obligated to sell shares of common stock or qualifying warrants to pay deferred interest unless such deferral extends beyond the date which is five years following the commencement of the relevant deferral period. Although we have the right to sell shares of common stock and qualifying warrants in excess of the common stock issuance cap during the first five years of a deferral period, we have no obligation to do so.

The indenture limits under certain circumstances the amounts of certain APM qualifying securities we are permitted to sell to pay deferred interest.

The indenture limits the number of our shares of common stock, including shares of common stock issuable upon exercise of qualifying warrants and conversion of mandatorily convertible preferred stock, that we are permitted to sell to pay deferred interest to the then current number of shares available for issuance (as defined in “Description of the Debentures — Alternative Payment Mechanism — Prohibition on selling more than shares available for issuance”). We will not be permitted under the alternative payment mechanism to sell shares of our common stock, including shares of common stock issuable upon exercise of qualifying warrants and conversion of mandatorily convertible preferred stock, in excess of our shares available for issuance to satisfy our obligation to pay unpaid interest.

In addition, the indenture limits the number of our shares of qualifying preferred stock and mandatorily convertible preferred stock we may sell to the extent that the net proceeds of any issuance of qualifying preferred stock and mandatorily convertible preferred stock applied, together with the net proceeds of all prior issuances of qualifying preferred stock and any still-outstanding mandatorily convertible preferred stock applied during the current and all prior deferral periods, to pay interest on the Debentures pursuant to the alternative payment mechanism, would exceed 25% of the aggregate principal amount of the Debentures issued under the indenture.

Accordingly, there could be circumstances in which we may wish to pay interest on the Debentures and sufficient cash is available for that purpose, but we cannot do so prior to the final maturity date or earlier acceleration of the Debentures because we have not obtained net proceeds from sales of APM qualifying securities sufficient for that purpose. If we cannot sell sufficient amounts of APM qualifying securities to fund deferred interest payments in these circumstances, we will not be permitted to pay deferred interest on the Debentures from other sources and, accordingly, no payment of deferred interest will be made on the Debentures prior to the final maturity date or earlier acceleration of the Debentures.

Holders of Debentures will have limited rights to accelerate payments of amounts due.

Holders of Debentures may accelerate payment of amounts due on the Debentures only upon the occurrence and continuation of the following events:

•	the failure to pay interest in full, including compounded interest, on any Debenture for a period of 30 days after the conclusion of a ten-year period following the commencement of any deferral period or on the final maturity date; or

•	the failure to pay principal of or premium, if any, on any Debenture on the final maturity date or upon redemption.

The Debentures will accelerate automatically, and without any declaration or other action on the part of the trustee or any holder of Debentures upon certain events of our bankruptcy, insolvency or receivership. A failure to comply with, or a breach of, our other covenants in the indenture, including the covenants to sell our APM qualifying securities through the alternative payment mechanism to meet certain interest payment obligations and to use our commercially reasonable efforts to seek approval of our stockholders to increase the number of authorized shares of our common stock if, at any date, our shares available for issuance fall below the amounts specified under “Description of the Debentures — Alternative Payment Mechanism,” will not permit holders of Debentures to accelerate payment of the Debentures.

The aftermarket price of the Debentures may be discounted significantly if we defer interest payments or are unable to pay interest.

If we defer interest payments on the Debentures, you may be unable to sell your Debentures at a price that reflects the value of deferred and unpaid interest to the date of such sale. To the extent a trading market develops for the Debentures, that market may not continue during such a deferral period or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell your Debentures at those times, either at a price that reflects the value of required payments under the Debentures at those times or at all.

We have the ability under certain circumstances to narrow the definition of APM qualifying securities, which may make it more difficult for us to succeed in selling sufficient APM qualifying securities to fund the payment of deferred interest.

We may, without the consent of the holders of the Debentures, amend the definition of APM qualifying securities to eliminate common stock or qualifying warrants, but not both, and any other security from the definition if, after the issue date of the Debentures, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards used by us to prepare our financial statements filed with the SEC becomes effective, which, as a result, causes us to believe that there is more than an insubstantial risk that failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes. The elimination of any security from the definition of APM qualifying securities, together with continued application of the common stock issuance cap (as defined in “Description of the Debentures — Alternative Payment Mechanism — Obligation to sell APM qualifying securities and limitation on payment of deferred interest from other sources”), share cap (as defined in “Description of the Debentures — Alternative Payment Mechanism — Prohibition on selling more than shares available for issuance”) and preferred stock issuance cap (as defined in “Description of the Debentures — Alternative Payment Mechanism — Obligation to sell APM qualifying securities and limitation on payment of deferred interest from other sources”), may make it more difficult for us to succeed in selling sufficient APM qualifying securities to fund the payment of deferred interest.

Claims in bankruptcy, insolvency or receivership to receive payments in respect of deferred and unpaid interest may be limited.

In the event of our bankruptcy, insolvency or receivership prior to the redemption or repayment of any Debentures, whether voluntary or not, a holder of Debentures will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been paid through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the amount of interest, including compounded interest, that relates to the earliest two years of the portion of the deferral period for which interest has not been paid.

The Debentures will be subordinated to almost all of our other indebtedness.

Our obligations under the Debentures will be unsecured and will rank junior and be subordinated to all of our current and future senior indebtedness (as defined under “Description of the Debentures — Ranking of the Debentures”), but will rank equally with any indebtedness the terms of which provide that such indebtedness ranks equally with the Debentures, guarantees of such indebtedness and our trade accounts payable. This means that we cannot make any payments on the Debentures if we are in default on any of our indebtedness that is senior to the Debentures. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior indebtedness in full before any payments may be made on the Debentures.

At March 31, 2008, our indebtedness, on an unconsolidated basis, totaled approximately $4.6 billion, all of which would rank senior to the Debentures. In addition, the Debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities, including obligations to policyholders. See “— The Debentures will be effectively subordinated to the indebtedness and other obligations of our subsidiaries, which could impair our ability to make payments.” At March 31, 2008, our subsidiaries’ indebtedness was $1.3 billion, which includes $971 million of consumer notes.

Due to the subordination provisions described in “Description of the Debentures — Ranking of the Debentures,” in the event of our insolvency, funds which we would otherwise use to pay to the holders of the Debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of those payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and these general creditors may recover more, ratably, than the holders of the Debentures. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Debentures.

The indenture will not limit our ability or that of our subsidiaries to issue or incur additional indebtedness, including debt that ranks senior to the Debentures.

We may make certain payments on parity securities during a deferral period.

“Parity securities” are debt securities that rank equal in right of payment with the Debentures upon our liquidation. We may issue parity securities as to which we are required to make payments of interest during a deferral period on the Debentures that, if not made, would cause us to breach the terms of the instrument governing such parity securities. The terms of the Debentures permit us to make any payment of deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities. They also permit us to make any payment of current or deferred interest on parity securities and on the Debentures during a deferral period that is made pro rata to the amounts due on such parity securities and the Debentures, subject to the limitations described under “Description of the Debentures — Alternative Payment Mechanism — Qualification relating to parity securities” to the extent that it applies.

The Debentures will be effectively subordinated to the indebtedness and other obligations of our subsidiaries, which could impair our ability to make payments.

We are a holding company and rely primarily on dividends and interest payments from our subsidiaries to meet our obligations for payment of interest and principal on outstanding debt obligations, dividends to stockholders and corporate expenses. As a result, our cash flows and ability to service our obligations, including the Debentures, are dependent upon the earnings of our subsidiaries, distributions of those earnings to us and other payments or distributions of funds by our subsidiaries to us.

The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on their earnings and on regulatory restrictions. In addition, our subsidiaries have no obligation to pay any amounts due on the Debentures. Furthermore, except to the extent we have a prior or equal claim against our subsidiaries as a creditor, the Debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities, including obligations to policyholders, and preferred stock because, as the common stockholder of our subsidiaries, we will be subject to the prior claims of our subsidiaries’ creditors and preferred stockholders, including claims of policyholders with respect to our insurance subsidiaries. Claims on these subsidiaries by persons other than us include, as of March 31, 2008, claims by policyholders for benefits payable amounting to $121.5 billion, claims by separate account holders of $181.3 billion, and other liabilities, including claims of trade creditors, claims from guaranty associations and claims from holders of debt obligations, amounting to $18.4 billion. Consequently, the Debentures are effectively subordinated to all liabilities of any of our subsidiaries and the claims of their preferred stockholders. Substantially all of our business is currently conducted through our subsidiaries, and we expect this to continue.

If holders of the Debentures waive the covenant to pay deferred interest only with net proceeds from the sale of shares of APM qualifying securities, our credit rating may be negatively affected.

The indenture contains covenants that require us to pay deferred interest only with proceeds from the sale of our shares of common stock, qualifying warrants, qualifying preferred stock and mandatorily convertible preferred stock, except in limited circumstances. These covenants may be amended, and compliance with these covenants may be waived, solely by the holders of a majority of the aggregate outstanding principal amount of Debentures. Although, in the short term, you may have an economic incentive to waive these covenants in order to receive deferred interest, if such covenants are waived and we pay deferred interest with funds received from any other source, our credit rating may be negatively affected. A negative effect on our credit rating may have an adverse effect on our business or financial condition, which could have an adverse effect on the market value of the Debentures or our ability to pay interest on the Debentures in the future.

Our right to repay, redeem, defease or repurchase the Debentures is limited by a replacement capital covenant that we are making in favor of certain of our debtholders.

At or around the time of issuance of the Debentures, we will enter into a replacement capital covenant pursuant to which we will covenant that we will not repay, redeem, defease or repurchase, and we will not permit any of our subsidiaries to purchase, all or any part of the Debentures before June 15, 2048, except to the extent the principal amount repaid or defeased or the applicable redemption or purchase price does not exceed the sum of the applicable percentages of certain issuances, during the applicable measurement period, of qualifying replacement securities, common stock, rights to acquire common stock, mandatorily convertible preferred stock and debt exchangeable for common equity as described in “Description of the Replacement Capital Covenant.” Although, under the replacement capital covenant, the principal amount of Debentures that we may repay, redeem, defease or repurchase may be based on the sum of the applicable percentages of issuances of qualifying replacement securities, common stock, rights to acquire common stock, mandatorily convertible preferred stock and debt exchangeable for common equity, we may modify the replacement capital covenant without your consent to the extent that such modification does not impose additional restrictions on the type or amount of qualifying replacement securities that we may include for purposes of determining whether or to what extent repayment, redemption, defeasance or purchase of the Debentures is permitted. In addition we have no obligation to use commercially reasonable efforts to issue any securities other than qualifying replacement securities to repay the Debentures. See “Description of the Replacement Capital Covenant.”

There can be no assurance that the Internal Revenue Service or a court will agree with the characterization of the Debentures as indebtedness for United States federal income tax purposes.

The Debentures are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Debentures. Thus, no assurance can be given that the Internal Revenue Service or a court will agree with the characterization of the Debentures as indebtedness for United States federal income tax purposes. If, contrary to the opinion of our special tax counsel, the Debentures were recharacterized as our equity, payments of interest on the Debentures to non-United States holders (as defined in “Material United States Federal Income Tax Considerations”) would generally be subject to United States federal withholding tax at a rate of 30% (or a lower applicable income tax treaty rate). See “Material United States Federal Income Tax Considerations.”

We may redeem the Debentures at any time.

We may redeem the Debentures in whole at any time or in part from time to time. The redemption price for the Debentures will be equal to their principal amount, if redeemed on or after June 15, 2018, and will be equal to the greater of their principal amount and a make-whole amount, if redeemed prior to June 15, 2018, in each case, plus accrued and unpaid interest to but excluding the date of redemption. If the Debentures are redeemed, the redemption will be a taxable event to you. See “Description of the Debentures — Redemption.”

In the event we choose to redeem the Debentures, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Debentures.

An active after-market for the Debentures may not develop.

The Debentures constitute a new issue of securities with no established trading market. We do not intend to have the Debentures listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. We cannot assure you that an active after-market for the Debentures will develop or be sustained, that holders of the Debentures will be able to sell their Debentures or that holders of the Debentures will be able to sell their Debentures at favorable prices.

If a trading market does develop, general market conditions and unpredictable factors could adversely affect market prices for the Debentures.

If a trading market does develop, there can be no assurance about the market prices for the Debentures. Several factors, many of which are beyond our control, will influence the market value of the Debentures. Factors that might influence the market value of the Debentures include, but are not limited to:

•	whether interest payments have been made and are likely to be made on the Debentures from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the Debentures provided by any ratings agency have changed;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

If you purchase Debentures, whether in this offering or in the secondary market, the Debentures may subsequently trade at a discount to the price that you paid for them.

If interest payments on the Debentures are deferred, holders of the Debentures will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

If we defer interest payments on the Debentures, the Debentures would be treated as issued with original issue discount, or OID, at the time of such deferral, and all stated interest due after such deferral would be treated as OID. In such case, a United States holder (as defined in “Material United States Federal Income Tax Considerations”) would be required to include such stated interest in income as it accrued, regardless of its regular method of accounting, using a constant yield method, before such holder receives any payment attributable to such income, and would not separately report the actual cash payments of interest on the Debentures as taxable income. See “Material United States Federal Income Tax Considerations — United States Holders — Interest Income and Original Issue Discount.”

USE OF PROCEEDS

We expect the net proceeds from the offering of the Debentures to be approximately $493 million, after deducting underwriting discounts and the estimated expenses of the offering that we will pay. We intend, subject to market conditions, to use the net proceeds to repurchase shares of our common stock under our previously announced repurchase program pursuant to an accelerated stock repurchase agreement. We will use any portion of the net proceeds not used to repurchase shares of our common stock, pursuant to an accelerated stock repurchase agreement or otherwise, for general corporate purposes.

CAPITALIZATION

The following table sets forth as of March 31, 2008 on a consolidated basis:

•	our actual capitalization; and

•	our capitalization as adjusted to give effect to the consummation of the sale of the Debentures in the offering.

The following data is qualified in its entirety by our consolidated financial statements and the related notes and other information contained elsewhere in this prospectus supplement and the accompanying prospectus, or incorporated by reference.

	As of March 31, 2008
		As Adjusted
	Actual	for the Offering
	(Unaudited, in millions)

Short-Term Debt
Commercial paper	$374	$374
Current maturities of long-term debt and capital lease obligations	990	990

Total Short-Term Debt	1,364	1,364
Long-Term Debt
Senior notes and debentures(1)	3,618	3,618
8.125% Fixed-To-Floating Rate Junior Subordinated Debentures	—	500

Total Long-Term Debt	3,618	4,118
Total Debt(2)	4,982	5,482
Stockholders’ Equity
Common stock (par value $0.01 per share; 750 million shares authorized; 330 million shares issued)	3	3
Additional paid-in capital	6,581	6,581
Retained earnings	14,661	14,661
Treasury stock, at cost (15 million shares)(3)	(1,184)	(1,184)
Accumulated other comprehensive loss	(2,225)	(2,225)

Total Stockholders’ Equity	17,836	17,836

Total Capitalization	$22,818	$23,318

(1)	The table reflects our issuance on March 4, 2008 of $500 million of our 6.300% Notes due March 15, 2018. We intend to use $425 million of the net proceeds from such offering to pre-fund payments due at maturity of our 5.550% Notes due August 16, 2008, of which $425 million in aggregate principal amount is currently outstanding. We intend to use the remainder of the net proceeds from such offering for general corporate purposes, which may include the partial pre-funding of payments due at maturity of our 6.375% Notes due November 1, 2008, of which $200 million in aggregate principal amount is currently outstanding.

The table above does not reflect our issuance on May 12, 2008 of $500 million of our 6.000% Notes due January 15, 2019. We intend to use $125 million of the net proceeds from such offering to complete our pre-funding of payments due at maturity of our 6.375% Notes due November 1, 2008. We intend to use the remainder of the net proceeds from this offering for general corporate purposes, which may include the pre-funding of payments due at maturity of our 5.663% Notes due November 16, 2008, of which $330 million of aggregate principal amount is currently outstanding.

(2)	Our total debt excludes $971 million of retail registered notes (“consumer notes”) issued to investors by our subsidiary, Hartford Life Insurance Company, as of March 31, 2008. From April 1, 2008 through June 2, 2008, we have issued an additional $107 million of consumer notes.

(3)	The table above does not reflect repurchases of $179 million (2.6 million shares) of our common stock between April 1, 2008 and June 2, 2008 pursuant to our $2 billion share repurchase program.

RATIO OF EARNINGS TO TOTAL FIXED CHARGES

The following table sets forth, for each of the periods indicated, our ratio of earnings to total fixed charges and our ratio of earnings excluding interest credited to contractholders to total fixed charges excluding interest credited to contractholders.

For purposes of computing the ratio of consolidated earnings to fixed charges, “earnings” consist of income before federal income taxes, cumulative effect of accounting changes and fixed charges. “Fixed charges” consist of interest expense (including interest credited to contractholders), capitalized interest, amortization expense related to debt and an imputed interest component for rental expense.

	Three Months
	Ended
	March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
	(In millions, except for ratios)

Income (Loss) from Operations before Federal Income Taxes and Cumulative Effect of Accounting Changes	$91	$1,212	$4,005	$3,602	$2,985	$2,523	$(550)
Add:
Fixed Charges
Interest expense	67	63	263	277	252	251	271
Interest factor attributable to rentals and other(1)	16	18	69	77	69	64	76
Interest credited to contractholders(2)	(3,122)	666	2,022	3,553	5,671	2,481	1,120
Total fixed charges	(3,039)	747	2,354	3,907	5,992	2,796	1,467
Total fixed charges excluding interest credited to contractholders	83	81	332	354	321	315	347
Earnings, as defined	(2,948)	1,959	6,359	7,509	8,977	5,319	917
Earnings, as defined, excluding interest credited to contractholders	$174	$1,293	$4,337	$3,956	$3,306	$2,838	$(203)

Ratios
Earnings, as defined, to total fixed charges(3)(4)	NM	2.6	2.7	1.9	1.5	1.9	NM
Earnings, as defined, excluding interest credited to contractholders, to total fixed charges excluding interest credited to contractholders(3)(5)	2.1	16.0	13.1	11.2	10.3	9.0	NM
Deficiency of earnings to fixed charges(6)	$—	$—	$—	$—	$—	$—	$550

(1)	Interest factor attributable to rentals and other includes one-third of total rent expense as disclosed in the notes to our financial statements, capitalized interest and amortization of debt issuance cost.

(2)	Interest credited to contractholders includes interest credited on general account assets and interest credited on consumer notes.

(3)	NM: Not meaningful.

(4)	For the three months ended March 31, 2008, the ratio is not meaningful as total fixed charges of $(3,039) million include returns credited on International variable annuities of $(3,578) million. The returns credited on International variable annuities include investment income and mark-to-market effects of equity securities held for trading supporting the International variable annuity business.

(5)	This secondary ratio is disclosed for the convenience of fixed income investors and the rating agencies that serve them and is more comparable to the ratios disclosed by all issuers of fixed-income securities.

(6)	Represents additional earnings that would be necessary to result in a one-to-one ratio of consolidated earnings to fixed charges. The deficiency in 2003 is primarily due to a before-tax charge of $2.6 billion related to our 2003 asbestos reserve addition.

SELECTED FINANCIAL INFORMATION

The selected income statement data and the selected balance sheet data for each of the years presented below were derived from our audited consolidated financial statements which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm. The selected income statement data and the selected balance sheet data for and at the three months ended March 31, 2008 and 2007 were derived from our unaudited consolidated financial statements which have been reviewed by Deloitte & Touche LLP and include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations as of that date and for that period.

The table below reflects our consolidated financial position and results of operations. You should read the following in conjunction with our consolidated financial statements and the related notes that are incorporated in this prospectus supplement by reference.

	Three Months Ended
	March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
	(In millions, except for per share data and combined ratios)

Income Statement Data
Total revenues	$1,544	$6,759	$25,916	$26,500	$27,083	$22,708	$18,719

Income (loss) before cumulative effect of accounting changes(1)	145	876	2,949	2,745	2,274	2,138	(91)
Net income (loss)(1)(2)	145	876	2,949	2,745	2,274	2,115	(91)

Balance Sheet Data
Total assets(3)	$344,168	$332,590	$360,361	$326,544	$285,412	$259,585	$225,764

Long-term debt	3,618	4,004	3,142	3,504	4,048	4,308	4,610
Total stockholders’ equity	17,836	18,851	19,204	18,876	15,325	14,238	11,639

Earnings (Loss) Per Share Data Basic earnings (loss) per share(1)
Income (loss) before cumulative effect of accounting changes(1)	$0.46	$2.74	$9.32	$8.89	$7.63	$7.32	$(0.33)
Net income (loss)(1)(2)	0.46	2.74	9.32	8.89	7.63	7.24	(0.33)
Diluted earnings (loss) per share(1)(4)
Income (loss) before cumulative effect of accounting changes(1)	0.46	2.71	9.24	8.69	7.44	7.20	(0.33)
Net income (loss)(1)(2)	0.46	2.71	9.24	8.69	7.44	7.12	(0.33)
Dividends declared per common share	0.53	0.50	2.03	1.70	1.17	1.13	1.09

Other Data
Mutual fund assets(5)	$70,320	$46,428	$55,531	$43,732	$32,705	$28,068	$22,462

Operating Data Combined Ratios
Ongoing Property & Casualty Operations	87.8	88.8	90.8	89.3	93.2	95.3	96.5

(1)	2004 includes a $216 million tax benefit related to an agreement with the IRS on the resolution of matters pertaining to tax years prior to 2004. 2003 includes an after-tax charge of $1.7 billion related to our 2003 asbestos reserve addition, $40 million of after-tax expense related to the settlement of a certain litigation dispute, $30 million of tax benefit in our Life operations primarily related to the favorable treatment of certain tax items arising during the 1996-2002 tax years, and $27 million of after-tax severance charges in our Property & Casualty operations.

(2)	2004 includes a $23 million after-tax charge related to the cumulative effect of accounting change for our adoption of American Institute of Certified Public Accountants Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.”

(3)	In 2007, we adopted Financial Accounting Standards Board (“FASB”) Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”). We recorded the effect of adopting FSP FIN 39-1 as a change in accounting principle through retrospective application. The effect on total assets as of December 31, 2006, 2005, 2004, and 2003 was a decrease of $166 million, $145 million, $150 million and $86 million, respectively.

(4)	As a result of the net loss for the year ended December 31, 2003, Statement of Financial Accounting Standards No. 128, “Earnings per Share” requires us to use basic weighted average common shares outstanding in the calculation of the year ended December 31, 2003 diluted earnings (loss) per share, since the inclusion of options of 1.8 million would have been antidilutive to the earnings per share calculation. In the absence of the net loss, weighted average common shares outstanding and dilutive potential common shares would have totaled 274.2 million.

(5)	Mutual funds are owned by the shareholders of those funds and not by us. As a result, they are not reflected in total assets on our balance sheet.

DESCRIPTION OF THE DEBENTURES

The following description is a summary of the terms of the Debentures. The descriptions in this prospectus supplement and the accompanying prospectus contain descriptions of certain terms of the Debentures and the junior subordinated indenture but do not purport to be complete, and reference is hereby made to the supplemental indenture, the junior subordinated indenture which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, and to the Trust Indenture Act of 1939, as amended. We will file the supplemental indenture as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference in this prospectus supplement. You may also request copies of the junior subordinated indenture and the supplemental indenture from us at our address set forth under “Where You Can Find More Information.” This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. References to “we,” “us” and “our” in the following description refers only to The Hartford Financial Services Group, Inc. and not to any of its subsidiaries.

General

We will issue the 8.125% fixed-to-floating rate junior subordinated debentures due 2068, which we refer to as the “Debentures,” under the junior subordinated indenture, to be dated the issuance date of the Debentures, between us and The Bank of New York Trust Company, N.A., as trustee, as amended and supplemented by a supplemental indenture to be dated the issuance date of the Debentures. We refer to the junior subordinated indenture, as amended and supplemented by the supplemental indenture, as the “indenture.”

We will initially issue $500,000,000 aggregate principal of the Debentures. The Debentures will be issued in minimum denominations of $5,000 and integral multiples of $1,000 thereafter. We may from time to time, without the consent of the existing holders, create and issue additional Debentures having the same terms and conditions as the Debentures being offered hereby in all respects, except for issue date, issue price and, if applicable, the initial interest accrual date and the first payment of interest thereon. Additional Debentures issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Debentures, unless such additional subordinated debt will not be treated as fungible with the Debentures being offered hereby for U.S. federal income tax purposes. The Debentures offered hereby and any additional Debentures would rank equally and ratably.

The Debentures will have a scheduled maturity date of June 15, 2038 and a final maturity date of June 15, 2068 (or if either such day is not a business day, the following business day). We will be required to use our commercially reasonable efforts, subject to the occurrence and continuation of a market disruption event, to raise sufficient net cash proceeds from the sale of qualifying replacement securities during the 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date to permit repayment in full of the principal amount of the Debentures, together with accrued and unpaid interest, on the scheduled maturity date as described under “— Obligation to Repay the Debentures at Scheduled Maturity,” except that any deferred interest on the Debentures then accrued and unpaid may be paid only pursuant to the alternative payment mechanism.

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture will not contain provisions that would afford holders of Debentures protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.

The Debentures will not have a sinking fund.

Interest Rates

The Debentures will bear interest from the date issued until their final maturity date or earlier acceleration, repayment or redemption, payable on each interest payment date. Interest due with respect to any interest period (as defined below) will accrue as follows:

•	for any interest period ending on or prior to June 15, 2018, at an annual rate equal to 8.125%, computed on the basis of a 360-day year consisting of twelve 30 day months, or a “30/360 Basis,” payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2008, or if any such interest payment date is not a business day, the next business day, without adjustment; or

•	for any interest period commencing on or after June 15, 2018, at an annual rate equal to three-month LIBOR for the applicable interest period, plus 4.6025%, computed on the basis of a 360-day year and the actual number of days elapsed, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2018, or if any such interest payment date is not a business day, the next business day.

Interest payments not paid when due as the result of the deferral of interest payments or otherwise will themselves accrue additional interest at the rate per annum then applicable to the Debentures. References in this prospectus to “interest” include interest accruing on the principal balance of the Debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable.

“Interest period” means a period beginning on an interest payment date or, in the case of the first interest period, June 6, 2008, and ending on the day immediately preceding the next interest payment date.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of the relevant interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR determination date (as defined below) for that interest period. If such rate does not appear on Reuters Page LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (as defined below) after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of such bank’s rate. If at least two such quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that interest period will be the same as three-month LIBOR as determined for the previous interest period or, in the case of the interest period beginning on June 15, 2018, 2.67313%. The establishment of three-month LIBOR for each interest period by the calculation agent will (in the absence of manifest error) be final and binding.

“Calculation agent” means The Bank of New York Trust Company, N.A., or any other successor, acting as calculation agent.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“LIBOR determination date” means the second London banking day (as defined below) immediately preceding the first day of the relevant interest period.

“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

Ranking of the Debentures

The payment of the principal of and interest on the Debentures will be expressly subordinated, to the extent and in the manner set forth in the indenture, to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term senior indebtedness will be defined in the indenture to include principal of, premium, if any, and interest on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date of this prospectus supplement:

•	all of our obligations (other than obligations pursuant to the indenture and the Debentures) for money borrowed;

•	all of our obligations evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by us to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for us, in connection with the issuance of securities by such vehicles;

•	all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of our reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of ours;

•	all obligations of the types referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have assumed or guaranteed or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

•	all compensation, reimbursement and indemnification obligations of ours to the trustee pursuant to the indenture; and

•	all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness.

The Debentures will rank senior to all of our equity securities.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions of the indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business (i.e., trade accounts payable), (2) any indebtedness which by its terms expressly provides that it is not senior to the Debentures, (3) any of our indebtedness owed to a person who is our subsidiary or employee or (4) our Income Capital Obligation Notes due 2067 issuable pursuant to the Junior Subordinated Indenture, dated as of February 12, 2007, between us and LaSalle Bank Nation Association, as Trustee, which, in each case, will (unless it is by its terms subordinated to the Debentures) rank equally, subject to the provisions described below under “— Option to Defer Interest Payments — Certain limitations during a deferral period” and “— Alternative Payment Mechanism,” with the Debentures.

All liabilities of our subsidiaries, including their trade accounts payable and other liabilities arising in the ordinary course of business (including obligations to policyholders), will be effectively senior to the Debentures to the extent of the assets of such subsidiaries, as we are a holding company. Because we are a holding company, we rely primarily on dividends and other payments from our direct and indirect subsidiaries, which are generally regulated insurance companies, to pay interest and principal on our outstanding debt obligations. Regulatory rules may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other means. See “Risks

Relating to the Offering — The Debentures will be effectively subordinated to the indebtedness and other obligations of our subsidiaries, which could impair our ability to make payments.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Debentures. In such an event, we will pay or deliver directly to the holders of senior indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Debentures. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of Debentures together with the holders of any of our other obligations that rank equally with the Debentures will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Debentures and such other obligations, subject to the limitation on payments of deferred and unpaid interest described in “— Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership,” before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Debentures.

If we violate the indenture by making a payment or distribution to holders of the Debentures before we have paid all the senior indebtedness in full, then such holders of the Debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.

Because of the subordination provisions of the indenture, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the Debentures having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the indenture in connection with the Debentures.

The Debentures do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior to the Debentures. At March 31, 2008, our indebtedness, on an unconsolidated basis, totaled approximately $4.6 billion, all of which would rank senior to the Debentures. In addition, the Debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities, including obligations to policyholders. At March 31, 2008, our subsidiaries’ indebtedness was $1.3 billion, which includes $971 million of consumer notes.

Obligation to Repay the Debentures at Scheduled Maturity

Subject to the limitations described below, we must repay the principal amount of the Debentures, together with accrued and unpaid interest, on the scheduled maturity date.

Our obligation to repay the Debentures on the scheduled maturity date is limited. We are required to repay the Debentures on the scheduled maturity date only to the extent of the net cash proceeds that we have received from the sale of qualifying replacement securities, as described in “Description of the Replacement Capital Covenant” below, during the 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date. If we have not received sufficient net cash proceeds during such period from the sale of qualifying replacement securities to permit repayment of all principal and accrued and unpaid interest (other than any deferred interest, which must be paid pursuant to the alternative payment mechanism) on the Debentures on the scheduled maturity date, we will repay the Debentures in part to the extent of any net cash proceeds we have received from the sale of qualifying replacement securities during such period, and the unpaid amount of the Debentures will remain outstanding from quarter to quarter until (a) we have received sufficient net cash proceeds to permit repayment in full in accordance with the terms described herein, (b) we redeem the Debentures in full or (c) the occurrence of an event of default and the acceleration of the Debentures under the indenture.

We will be required under the indenture to use commercially reasonable efforts, except upon the occurrence and continuation of a market disruption event (as defined below under “— Market Disruption Events”), to raise sufficient net cash proceeds from the sale of qualifying replacement securities during the 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date to permit repayment of the Debentures in full on the scheduled maturity date. We will be required under the indenture to use commercially reasonable efforts to raise sufficient net cash proceeds to permit repayment on the next quarterly interest payment date, and on each quarterly interest payment date thereafter until the Debentures are paid in full, if we are unable for any reason to raise sufficient net proceeds to permit payment in full on the scheduled maturity date. Our failure to use commercially reasonable efforts to raise sufficient net cash proceeds from the sale of qualifying replacement securities, other than in the event of the occurrence and continuation of a market disruption event and subject to our right to otherwise redeem the Debentures as described under “— Redemption,” would be a breach of covenant under the indenture, for which the trustee and holders of the Debentures, subject to certain conditions, may bring suit for enforcement. However, in no event will such failure be an event of default or result in acceleration thereunder.

In addition, pursuant to the replacement capital covenant, prior to June 15, 2048, we are permitted to repay the Debentures only to the extent that the principal amount repaid does not exceed the sum of the applicable percentages (as defined under “Description of the Replacement Capital Covenant”) of certain issuances of securities other than qualifying replacement securities under the replacement capital covenant, including common stock, rights to acquire common stock, mandatorily convertible preferred stock and debt exchangeable for common equity. However, we have no obligation to issue any securities other than qualifying replacement securities or to use the net proceeds of the issuance of any securities other than qualifying replacement securities to repay the Debentures on the scheduled maturity date or at any time thereafter. See “Description of the Replacement Capital Covenant.”

If any principal amount of Debentures remains outstanding after the scheduled maturity date, the principal amount of the outstanding Debentures will continue to bear interest at the floating rate of interest described above under “— Interest Rates,” until paid.

Payments in respect of the Debentures on and after the scheduled maturity date will be applied: first, to pay deferred interest, including compounded interest thereon, to the extent of eligible proceeds under the alternative payment mechanism; second, to pay current interest that we are not paying from other sources; and third, to repay the principal of the Debentures; provided that if we are obligated to sell qualifying replacement securities and apply the net proceeds to payments of principal of or interest on any outstanding securities other than the Debentures, then (i) on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the Debentures and those other securities having the same scheduled maturity date as the Debentures pro rata in accordance with their respective outstanding principal amounts and (ii) none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of the Debentures has been paid in full. If we raise less than $5 million (or, if less than $5 million principal amount of Debentures remain outstanding, an amount less than the remaining principal amount of such remaining outstanding Debentures) of net proceeds from the sale of qualifying replacement securities during the relevant distribution period (as defined below), we will not be required to repay any Debentures on the scheduled maturity date or the next interest payment date, as applicable, but we will be required to repay the Debentures on the next interest payment date to the extent we have raised at least $5 million (or, if less than $5 million principal amount of Debentures remain outstanding, an amount equal to the remaining principal amount of such remaining outstanding Debentures) of net proceeds.

If less than all the Debentures are to be repaid on the scheduled maturity date or on any interest payment date, the particular Debentures to be repaid shall be selected by the trustee in accordance with the indenture, from the outstanding Debentures not previously repaid or called for redemption, by such method as the trustee in its sole discretion shall deem fair and appropriate and which may provide for the selection for repayment of a portion of the principal amount of any Debenture, provided that the portion of the principal amount of any Debenture not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Debenture.

We will be relieved of our obligation to sell qualifying replacement securities to permit repayment of the Debentures on the scheduled maturity date or, if all or any portion of the Debentures remains outstanding after the scheduled maturity date, to permit repayment of the Debentures on any interest payment date thereafter as described above, to the extent we provide written certification to the trustee not more than 15 and not less than 10 business days prior to the scheduled maturity date or any such interest payment date certifying that:

•	a market disruption event was existing and continued during the entire 180-day period preceding the date of the certificate or, in the case of any required repayment of the Debentures following the scheduled maturity date, the 90-day period preceding the date of the certificate (such 180-day period and each such 90-day period a “distribution period”); or

•	we were unable after using commercially reasonable efforts to raise sufficient net proceeds during the applicable distribution period preceding the date of the certificate to permit repayment of the Debentures in full.

“Commercially reasonable efforts” to sell qualifying replacement securities means commercially reasonable efforts to complete the offer and sale in public offerings or private placements of qualifying replacement securities to third parties that are not our subsidiaries. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying replacement securities if we determine not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

On the final maturity date we must pay in full the principal of and interest on any Debentures remaining outstanding whether or not we have sold qualifying replacement securities.

Option to Defer Interest Payments

So long as no event of default with respect to the Debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments on the Debentures for one or more interest periods (each, a “deferral period”) up to ten consecutive years without giving rise to an event of default under the terms of the Debentures. If we defer interest for five consecutive years or, if earlier, we pay current interest during a deferral period (which we may pay from any source of funds), we will be required to pay deferred interest pursuant to the alternative payment mechanism described in “Description of the Debentures — Alternative Payment Mechanism.” A deferral of interest payments cannot extend, however, beyond the final maturity date or the earlier acceleration or redemption of the Debentures. During a deferral period, interest will continue to accrue on the Debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the Debentures, compounded semi-annually or quarterly, as applicable, as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during a deferral period will be due and payable on the Debentures until the end of such deferral period except upon an acceleration or redemption of the Debentures during such deferral period.

We will be prohibited from paying deferred interest on the Debentures except in accordance with the alternative payment mechanism described below until the final maturity date or earlier acceleration of the Debentures or in the case of a business combination to the extent described below. We may pay current interest at any time from any source of available funds. On the final maturity date or in the case of an acceleration, we will be obligated to pay the aggregate amount of accrued and unpaid interest, including compounded interest thereon, without regard to the source of funds.

If we are involved in a business combination (as defined below under “— Alternative Payment Mechanism — Obligation to sell APM qualifying securities and limitation on payment of deferred interest from other sources”) where immediately after its consummation more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned by the stockholders of the other party to the business combination, the foregoing requirement to pay deferred interest in accordance with the alternative payment mechanism will not apply to any payment of interest if the deferral period is terminated on or prior to the next interest payment date following the date of consummation of the business combination.

Although the failure to comply with the prohibition on paying interest from sources other than the alternative payment mechanism would be a breach of our obligations under the Debentures, it would not constitute an event of default under the indenture or give rise to a right of acceleration or similar remedy under the terms thereof. The remedies of holders of the Debentures under such circumstances will be limited. See, “Risks Relating to the Offering — Holders of Debentures will have limited rights to accelerate payments of the amounts due.” However, an event of default giving holders a right of acceleration under the indenture will occur if we fail to pay all accrued and unpaid interest for a period of 30 days after the conclusion of a ten-year period following the commencement of a deferral period.

At the end of ten years following the commencement of a deferral period, we must pay all accrued and unpaid deferred interest, including compounded interest, and our failure to pay all accrued and unpaid deferred interest, including compounded interest, for a period of 30 days after the conclusion of such ten-year period will result in an event of default giving rise to a right of acceleration. If, at the end of any deferral period, we have paid all deferred interest due on the Debentures, including compounded interest, we can again defer interest payments on the Debentures as described above.

We will provide to the trustee and the holders of Debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date. In addition, our failure to pay interest on the Debentures on any interest payment date will itself constitute the commencement of a deferral period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral. We have no present intention of exercising our right to defer payments of interest.

Certain limitations during a deferral period

After the commencement of a deferral period until we have paid all accrued and unpaid interest on the Debentures, we will agree not to, and not to permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock other than:

•	purchases, redemptions or other acquisitions of our common stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of our common stock pursuant to a contractually binding requirement to buy common stock entered into prior to the beginning of the related deferral period, including under a contractually binding stock repurchase plan;

•	as a result of any exchange, redemption or conversion of any class or series of our capital stock (or any capital stock of one of our subsidiaries) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of or payment of cash in lieu of fractional interests in our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	the redemption or repurchase of rights in accordance with any stockholders’ rights plan; or

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities or guarantees that rank equally with the Debentures (“parity securities”) or junior to the Debentures other than:

•	any payment of current or deferred interest on parity securities that is made pro rata to the amounts due on such parity securities (including the Debentures), provided that such payments are made in accordance with the requirements set forth under “— Alternative Payment Mechanism — Qualification relating to parity securities” to the extent they apply, and any payments of deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities; or

•	any payment of principal on parity securities necessary to avoid a breach of the instrument governing such parity securities.

In addition, if a deferral period lasts longer than one year, we will not, and we will not permit our subsidiaries to, redeem or repurchase any of our APM qualifying securities, the proceeds from the sale of which were used to pay deferred interest during the relevant deferral period, or any of our securities that rank equally with or junior to such APM qualifying securities until the first anniversary of the date on which all deferred interest has been paid pursuant to the alternative payment mechanism, subject to the exceptions listed above.

If we are involved in a business combination (as defined below under “— Alternative Payment Mechanism — Obligation to sell APM qualifying securities and limitation on payment of deferred interest from other sources”) where immediately after its consummation more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned by the stockholders of the other party to the business combination, the immediately preceding paragraph will not apply to any redemption or repurchase of our APM qualifying securities if the deferral period is terminated on or prior to the next interest payment date following the date of consummation of the business combination.

Alternative Payment Mechanism

The indenture will impose certain limitations on our ability to pay deferred interest and will impose certain obligations on us with respect to deferred interest. Those obligations, described in this subsection, are called the “alternative payment mechanism.”

Obligation to sell APM qualifying securities and limitation on payment of deferred interest from other sources

If we defer any interest payment, we will be prohibited from paying deferred interest on the Debentures (including compounded interest thereon) from any source other than the eligible proceeds from the sale of APM qualifying securities in accordance with the alternative payment mechanism until the final maturity date or earlier acceleration of the Debentures. Commencing on the earlier of (i) the fifth anniversary of the commencement of a deferral period, if on such date the deferral period has not ended, and (ii) the first interest payment date during a deferral period on which any current interest is paid (which we may pay from any source of funds), we will be required, subject to the conditions described under “— Option to Defer Interest Payments” above and unless a market disruption event has occurred and is continuing as described under “— Market Disruption Events” below, to effect sales of APM qualifying securities in an amount that will generate sufficient eligible proceeds to enable us to pay in full all accrued and unpaid deferred interest, including compounded interest thereon, on the Debentures. If our obligation to pay deferred interest is suspended due to a market disruption event, such obligation shall resume at such time as no market disruption event exists and is continuing. Following such fifth anniversary or earlier payment of current interest, we will be required to apply the eligible proceeds received by us from such sales of APM qualifying securities, as promptly as practicable following receipt of such proceeds, to the payment of all amounts owing in respect of accrued and unpaid deferred interest, including compounded interest thereon, on the Debentures, until all deferred interest has been paid in full.

Notwithstanding the above, on the final maturity date, or in the case of an acceleration, we may pay accrued and unpaid deferred interest without regard to the source of funds.

We are required to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to first pay deferred interest on the Debentures, including compounded interest thereon, subject to the qualification set forth below under “— Qualification relating to parity securities.” In the event that eligible proceeds received by us from one or more sales of APM qualifying securities are not sufficient to satisfy the full amount of accrued and unpaid deferred interest, including compounded interest thereon, on the Debentures (together with the full amount of deferred interest on parity securities in the circumstances described below), such net proceeds will be paid to the holders of the Debentures (and parity securities, if applicable) on a pro rata basis (based on the total amount of accrued and unpaid interest then due).

Notwithstanding (and as a qualification to) the foregoing, under the alternative payment mechanism:

•	we are not required to issue common stock or qualifying warrants prior to the fifth anniversary of the commencement of a deferral period to the extent that the number of shares of common stock issued or issuable upon the exercise of such qualifying warrants plus the number of shares of common stock previously issued or issuable upon the exercise of qualifying warrants previously issued during such deferral period would exceed an amount equal to 2% of the total number of issued and outstanding shares of our common stock as of the date of our most recent publicly available consolidated financial statements immediately prior to the date of such issuance (this limitation being referred to as the common stock issuance cap); and

•	we are not permitted to issue qualifying preferred stock or mandatorily convertible preferred stock to the extent that the net proceeds of any issuance of qualifying preferred stock or mandatorily convertible preferred stock applied, together with the net proceeds of all prior issuances of qualifying preferred stock and any still-outstanding mandatorily convertible preferred stock applied during the current and all prior deferral periods, to pay deferred interest on the Debentures pursuant to the alternative payment mechanism, would exceed 25% of the aggregate principal amount of the Debentures issued under the indenture (this limitation being referred to as the preferred stock issuance cap).

The common stock issuance cap will cease to apply with respect to a deferral period following the fifth anniversary of the commencement of such deferral period, at which point we must pay any deferred interest, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to the occurrence and continuation of a market disruption event and the limitation on our shares available for issuance described below under “— Prohibition on selling more than shares than are available for issuance.” In addition, if the common stock issuance cap is reached during a deferral period and we subsequently pay all deferred interest (including compounded interest thereon), the common stock issuance cap will cease to apply with respect to a deferral period at the termination of such deferral period and will not apply again unless and until we start a new deferral period.

“APM qualifying securities” means:

•	common stock; and/or

•	mandatorily convertible preferred stock;

•	qualifying preferred stock; and/or

•	qualifying warrants.

Subject to the preferred stock issuance cap and share cap (as defined below under “— Prohibition on selling more than shares available for issuance”), we may in our discretion select which type(s) of APM qualifying securities to sell to satisfy our obligations under the alternative payment mechanism.

We may, without the consent of the holders of the Debentures, amend the definition of APM qualifying securities to eliminate common stock or qualifying warrants, but not both, and any other security from the definition if, after the issue date of the Debentures, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards used by us to prepare our financial statements filed with the SEC becomes effective, which, as a result, causes us to believe that there is more than an insubstantial risk that failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes.

“Common stock” means our common stock (including treasury shares of common stock), common stock issued pursuant to any dividend reinvestment plan or any of our employee benefit plans, any security of ours that ranks upon our liquidation, dissolution or winding up junior to our qualifying preferred stock and equally with our common stock and that tracks the performance of, or relates to the results of, a business, unit or division of ours, and any shares of common stock or equivalent equity interests of the surviving or resulting entity issued in exchange therefor in connection with a merger, consolidation, amalgamation, binding share exchange or conveyance, business combination, recapitalization, transfer or lease of assets substantially as an entirety to any other person, or other similar event (collectively referred to as a business combination).

“Eligible proceeds” means, for each relevant interest payment date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) we have received since the preceding interest payment date from the sale of APM qualifying securities to persons that are not our subsidiaries, provided that, in the case of APM qualifying securities that are qualifying preferred stock or mandatorily convertible preferred stock, the amount of net proceeds included in eligible proceeds shall not exceed the preferred stock issuance cap.

“Mandatorily convertible preferred stock” means preferred stock with (a) no prepayment obligation of the liquidation preference on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into our common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock, subject to customary anti-dilution provisions.

“Qualifying preferred stock” means our non-cumulative perpetual preferred stock that ranks equally with or junior to all of our other preferred stock, other than preferred stock that is issued or issuable pursuant to a stockholders’ rights plan or similar plan or arrangement, is perpetual and (a) is subject to a qualifying replacement capital covenant, as such term is defined in “Description of Replacement Capital Covenant,” or (b) is subject to both (i) mandatory suspension of dividends in the event we breach certain financial metrics specified within the offering documents, and (ii) intent-based replacement disclosure (as defined in “Description of the Replacement Capital Covenant”). In addition, in the case of both (a) and (b) above, the offering documents shall provide for no remedies as a consequence of non-payment of distributions other than “permitted remedies,” as defined in “Description of the Replacement Capital Covenant.”

“Qualifying warrants” means any net share settled warrants to purchase our common stock that (1) have an exercise price greater than the “current stock market price” (as defined below) of our shares of common stock, (2) we are not entitled to redeem for cash and (3) the holders of which are not entitled to require us to repurchase for cash in any circumstances. We intend that any qualifying warrants issued in accordance with the alternative payment mechanism will have exercise prices at least 10% above the current stock market price of our shares of common stock on the date of issuance. The “current stock market price” of our shares of common stock on any date shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our shares of common stock are not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our shares of common stock are listed. If our shares of common stock are not so listed, the “current stock market price” shall be the average of the midpoint of the last bid and ask prices for our shares of common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach the indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy under the terms thereof. The remedies of holders of the Debentures will be limited in such circumstances. See, “Risks Relating to the offering — Holders of Debentures will have limited rights to accelerate payments of the amounts due.”

Prohibition on selling more shares than are available for issuance

In addition to the limitations imposed by the common stock issuance cap and the preferred stock issuance cap described above, we are not permitted to sell shares of our common stock, qualifying warrants, or shares of our mandatorily convertible preferred stock pursuant to the alternative payment mechanism in an amount such that the common stock to be issued (or which would be issuable on the exercise or conversion thereof) would exceed our “shares available for issuance” for the purpose of paying deferred interest, including compounded interest thereon, on the Debentures (this limitation being referred to as the share cap).

Under the indenture, we will be required to use commercially reasonable efforts to seek stockholder approval to increase the number of our authorized shares of common stock if, at any date our shares available for issuance fall below the greater of:

(i) 86 million shares (or 172 million shares if we have amended the definition of APM qualifying securities to eliminate common stock) (as adjusted for any stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction); and

(ii) the number of shares that we would need to issue to raise sufficient eligible proceeds (assuming a price per share equal to the average trading price of our shares during the ten-trading day period preceding the date of determination) equal to the lesser of (a) the sum of (1) three times the amount of the then outstanding deferred interest, including compounded interest thereon, on the Debentures plus (2) the amount of additional interest, including compounded interest, that would accumulate on the Debentures during the next twelve months assuming no payments of interest are made, and (b) the amount of interest, including compounded interest, that would accumulate on the Debentures during the ten year period beginning on the commencement of the then current deferral period. For purposes of determining the amounts accruing subsequent to June 15, 2018, interest will be computed by reference to three-month LIBOR for the then current interest period plus 4.6025%.

Our “shares available for issuance” will be calculated in two steps:

•	First, we will deduct from the number of our authorized and unissued shares of common stock, the maximum number of shares of our common stock that can be issued under existing options, warrants, convertible securities, any equity-linked contracts and other agreements which require us to issue a determinable number of shares.

•	Second, after we deduct that number of shares of common stock from the number of our authorized and unissued shares of common stock, we will allocate on a pro rata basis or such other basis as we determine is appropriate, the remaining authorized and unissued shares to the alternative payment mechanism and to any other similar commitment that is of an indeterminate nature and under which we are then required to issue shares of our common stock. Our shares available for issuance will be the number of shares so allocated to the alternative payment mechanism.

The definition of “shares available for issuance” will have the effect of giving absolute priority for issuance to those reservations and commitments under which we are able to determine the maximum number of shares of our common stock that could be issued in connection therewith, irrespective of the date on which they were entered into.

We will be permitted to modify the definition of “shares available for issuance” and the related provisions of the indenture without the consent of holders of the Debentures provided that (i) we have determined, in good faith, that such modification is not materially adverse to such holders, (ii) the rating agencies then rating the Debentures have confirmed the then current ratings of the Debentures after taking into account such modification and (iii) the number of shares available for issuance after giving effect to such modification will not fall below the then applicable threshold set forth in the third preceding paragraph above.

Each of (i) our use of funds in an amount in excess of the amount of eligible proceeds raised to pay deferred interest, including compounded interest thereon, (ii) our failure to use our commercially reasonable efforts to seek approval of our stockholders to increase the number of our authorized shares of common stock when required above and (iii) our failure, absent the occurrence and continuation of a market disruption event, to effect sales of APM qualifying securities and apply their proceeds as described above, would be a breach of covenant under the indenture, for which the trustee and the holders of the Debentures, subject to certain conditions, may bring suit for enforcement, but, will not, by itself, constitute an event of default under the indenture that would permit the trustee or the holders of the Debentures to accelerate the Debentures.

Qualification relating to parity securities

Our obligations under the alternative payment mechanism are qualified in certain circumstances involving parity securities, as described in this paragraph. If on any date or for any period we pay interest on any class of parity securities under which we are obligated to sell APM qualifying securities and apply the net proceeds to the payment of deferred interest or distributions in an amount that is less than the full amount of accrued but unpaid interest payable on such class of parity securities, we will make payments on all such outstanding classes of parity securities on the same date or for the corresponding period on a pro rata basis (based on the total amount then due), except and to the extent the terms of any such parity security (each a “particular parity security”) would prohibit us from making such payments on such particular parity security. For example, if we have outstanding parity securities in addition to the Debentures under which we are obligated to sell APM qualifying securities and apply the eligible proceeds to payment of deferred interest on such parity securities, then on any date and for any period the amount of eligible proceeds received by us from such sales and available for payment of such deferred interest shall be applied to the Debentures and such other parity securities on a pro rata basis.

Market Disruption Event

A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally, or our securities specifically, on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our common stock is listed or traded, shall have been suspended or materially disrupted or minimum prices shall have been established on any such exchange or market by the Securities and Exchange Commission, or “SEC,” the relevant exchange or any other regulatory body or governmental authority having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our common stock;

•	we would be required to obtain the consent or approval of our stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell APM qualifying securities or qualifying replacement securities, as applicable, and such consent or approval has not yet been obtained notwithstanding our commercially reasonable efforts to obtain the required consent or approval;

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of APM qualifying securities or qualifying replacement securities, as applicable, would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in that offering document, in the light of the circumstances under which they were made, not misleading and either (a) the disclosure of that event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, and we have a bona fide reason for keeping the same confidential or its disclosure would impede our ability to consummate such transaction; provided that no single suspension period resulting from the market disruption event described in this bullet may exceed 90 consecutive days and multiple suspension periods resulting from one or more market disruption events described in this bullet may not exceed an aggregate of 180 days in any 360-day period;

•	we reasonably believe that the offering document for the offer and sale of APM qualifying securities or qualifying replacement securities, as applicable, would not be in compliance with a rule or regulation of the SEC (for reasons other than those referred to in the preceding bullet), and we determine that we are unable to comply with such rule or regulation or such compliance is impracticable, provided that no single suspension period resulting from the market disruption event described in this bullet may exceed 90 consecutive days and multiple suspension periods resulting from one or more market disruption events described in this bullet may not exceed an aggregate of 180 days in any 360-day period;

•	there shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be, such that the issuance of or market trading in APM qualifying securities or qualifying replacement securities, as applicable, has been materially disrupted or has ceased;

•	there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that the issuance of or market trading in APM qualifying securities or qualifying replacement securities, as applicable, has been materially disrupted or has ceased;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States such that market trading in APM qualifying securities or qualifying replacement securities, as applicable, has been materially disrupted or has ceased; or

•	a banking moratorium shall have been declared by federal or state authorities of the United States such that market trading in APM qualifying securities or qualifying replacement securities, as applicable, has been materially disrupted or has ceased.

Not less than 10 business days prior to an interest payment date during a deferral period, we shall give written notice to the trustee of the occurrence of a market disruption event. Such notice shall identify which type of market disruption event has occurred and the date(s) on which that event occurred or existed.

Redemption

We may redeem the Debentures:

•	in whole at any time or in part from time to time on or after June 15, 2018, at a redemption price equal to their principal amount plus accrued and unpaid interest to but excluding the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption;

•	in whole at any time or in part from time to time prior to June 15, 2018, in cases not involving one of the special events defined below, at a redemption price equal to their principal amount or, if greater, the make-whole redemption amount described below, in each case, plus accrued and unpaid interest to but excluding the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption;

•	in whole, but not in part, at any time prior to June 15, 2018, within 180 days of the occurrence of a special event, at a redemption price equal to their principal amount or, if greater, the special event make-whole redemption amount described below, in each case, plus accrued and unpaid interest to but excluding the date of redemption.

Any redemption of the Debentures prior to June 15, 2048, will be subject to the restrictions described under “Description of the Replacement Capital Covenant.”

The indenture will include the following definitions applicable to the calculation of the redemption price for the Debentures:

“Make-whole redemption amount” means, with respect to any principal amount of any Debentures to be redeemed, the sum, as determined by the premium calculation agent (described below), of the present value of the outstanding principal (discounted from June 15, 2018 to but excluding the redemption date) and remaining scheduled payments of interest that would have been payable from the redemption date to and including June 15, 2018 (discounted from their respective interest payment dates) on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to but excluding the date of redemption) to but excluding the redemption date on a 30/360 Basis at a discount rate equal to the treasury rate plus a spread of 0.600%.

“Special event make-whole redemption amount” means, with respect to any principal amount of any Debentures to be redeemed, the sum, as determined by the premium calculation agent, of the present value of the outstanding principal (discounted from June 15, 2018 to but excluding the redemption date) and remaining scheduled payments of interest that would have been payable from the redemption date to and including June 15, 2018 (discounted from their respective interest payment dates) on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to but excluding the date of redemption) to but excluding the redemption date on a 30/360 Basis at a discount rate equal to the treasury rate plus a spread of 0.750%.

“Premium calculation agent” means Banc of America Securities LLC, or, if that firm is unwilling or unable to calculate the make-whole redemption amount or special event make-whole redemption amount, an investment banking institution of national standing appointed by us.

“Treasury rate” means the semi-annual equivalent yield to maturity of the treasury security that corresponds to the treasury price thereof (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).

“Treasury security” means the United States treasury security that the “treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the subordinated Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

“Treasury price” means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal on that trading day and designated “Treasury Bonds, Notes and Bills,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the treasury security prevailing at 3:30 P.M., New York time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 P.M., New York time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances.

“Treasury dealer” means Banc of America Securities LLC, Citigroup Global Markets Inc. or Lehman Brothers Inc. (or their respective successors) or, if Banc of America Securities LLC, Citigroup Global Markets Inc. or Lehman Brothers Inc. (or their respective successors) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

“Special event” means the occurrence of a tax event or a rating agency event (as defined below). Each of these events is summarized below.

•	A “tax event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•	amendment to, or change (including any announced proposed or prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation;

•	official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•	threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the date of initial issuance of the Debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the Debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes.

•	A “rating agency event” means a change by any NRSRO (as defined in “Description of the Replacement Capital Covenant”) in its criteria for awarding equity credit to securities such as the Debentures, which change results in (i) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that NRSRO as compared to the length of time they would have been assigned that level of equity credit by such NRSRO or its predecessor on the issue date or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that NRSRO as compared to the equity credit that such NRSRO or its predecessor assigned the Debentures on the issuance date of the Debentures.

Redemption Procedures

If we give a notice of redemption in respect of any Debentures, then prior to the redemption date, we will:

•	irrevocably deposit with the trustee or a paying agent for the Debentures funds sufficient to pay the applicable redemption price of, and (except if the redemption date is an interest payment date) accrued interest on, the Debentures to be redeemed; and

•	give the trustee or such paying agent, as applicable, irrevocable instructions and authority to pay the redemption price to the holders upon surrender of the global certificate or such other certificates as we may have issued evidencing the Debentures.

Notwithstanding the above, interest payable on or prior to the redemption date for any Debentures called for redemption will be payable to the holders of the Debentures on the relevant record dates for the related interest payment dates.

Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the Debentures so called for redemption will cease, except the right of the holders of the Debentures to receive the redemption price and any interest payable in respect of the Debentures on or prior to the redemption date and the Debentures will cease to be outstanding. In the event that any date fixed for redemption of Debentures is not a business day, then payment of the redemption price will be made on the next business day (without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, the redemption payment will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of Debentures called for redemption is improperly withheld or refused and not paid by us, interest on the Debentures will continue to accrue at the then applicable rate from the redemption date originally established by us for the Debentures to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, U.S. federal securities law) and the replacement capital covenant, we or our subsidiaries may at any time and from time to time purchase outstanding Debentures by tender, in the open market or by private agreement.

If less than all of the Debentures are to be redeemed, the particular Debentures to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee, from the outstanding Debentures not previously called for redemption, by such method as the trustee in its sole discretion deems fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Debentures, provided that the unredeemed portion of the principal amount of any Debenture shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Debenture. The trustee will promptly notify us in writing of the Debentures selected for redemption and, in the case of any Debentures selected for partial redemption, the principal amount thereof to be redeemed.

We may not redeem the Debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest (and compounded interest thereon), has been paid in full on all outstanding Debentures for all interest periods terminating on or before the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless we default in payment of the redemption price on the Debentures, on and after the redemption date, interest will cease to accrue on the Debentures or portions called for redemption.

Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership

The indenture will provide that a holder of Debentures, by that holder’s acceptance of the Debentures, agrees that in the event of our bankruptcy, insolvency or receivership prior to the redemption or repayment of its Debentures, whether voluntary or not, such holder will have no claim under the Debentures for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been paid through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the amount of interest, including compounded interest thereon, that relates to the earliest two years of the portion of the deferral period for which interest has not been paid.

Events of Default

The indenture will provide that any one or more of the following events with respect to the Debentures that has occurred and is continuing constitutes an event of default:

•	the failure to pay interest in full, including compounded interest, on any Debenture for a period of 30 days after the conclusion of a ten-year period following the commencement of any deferral period or on the final maturity date;

•	the failure to pay principal of or premium, if any, on any Debenture on the final maturity date or upon redemption; or

•	certain events of our bankruptcy, insolvency or receivership.

If an event of default under the indenture arising from a default in the payment of interest, principal or premium has occurred and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the Debentures will have the right to declare the principal of and accrued but unpaid interest on the Debentures to be due and payable immediately. If an event of default under the indenture arising from an event of our bankruptcy, insolvency or receivership has occurred, the principal of and, subject to the limitations set forth above under “—Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership,” accrued but unpaid interest on the Debentures will automatically, and without any declaration or other action on the part of the trustee or any holder of Debentures, become immediately due and payable. In case of any default that is not an event of default, there is no right to declare the principal amount of and accrued but unpaid interest on the Debentures immediately payable.

In cases specified in the indenture, the holders of a majority in principal amount of the Debentures may waive any default on behalf of all holders of the Debentures, except a default in the payment of principal or interest or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

Within 90 days after actual knowledge by a responsible officer of the trustee of the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to the Debentures, the trustee shall transmit by mail to all holders of Debentures, notice of such default unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or interest on any Debentures, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Debentures.

The holders of a majority of the aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the Debentures.

Book-Entry; Delivery and Form

The Debentures will be represented by one or more global debentures (the “global debentures”) that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee for the accounts of its participants, including Euroclear Bank S.A./N.V., or Euroclear, as operator of the Euroclear System, and Clearstream Banking, société anonyme, or Clearstream. We will not issue certificated Debentures, except in the limited circumstances described below. Transfers of ownership interests in the global debentures will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You, as the beneficial owner of Debentures, will not receive certificates representing ownership interests in the global debentures, except in the event that use of the book-entry system for the Debentures is discontinued. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Debentures should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global debentures.

So long as DTC or its nominee is the registered owner and holder of the global debentures, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by the global debentures for all purposes under the indenture relating to the Debentures. Except as provided below, you, as the beneficial owner of interests in the global debentures, will not be entitled to have Debentures registered in your name, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global debentures or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their Debentures because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in Debentures represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of the Debentures, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of Debentures is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information and neither we nor the underwriters take any responsibility for its accuracy:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to Debentures held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V. under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the Debentures by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Debentures will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Debentures through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Debentures received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Debentures settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Debentures by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Debentures among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Voting Rights, Listing

The Debentures will not be entitled to voting rights, subject to any required consents described under “— Modification of the Indenture” in the accompanying prospectus. We will not take action to cause the Debentures to be listed on any securities exchange or included in any automated quotation system.

We will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying replacement securities that we may include for purposes of determining whether or to what extent repayment, redemption, defeasance or repurchase of the Debentures is permitted, except with the consent of the holders of at least a majority in principal amount of the Debentures.

Governing Law

The indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

The trustee will have, and be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of Debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT

The following is a brief description of the terms of the replacement capital covenant. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by the terms and provisions of the replacement capital covenant, which we will file as an exhibit to a Current Report on Form 8-K, incorporated by reference in this prospectus supplement. You may also request a copy of the replacement capital covenant from us at our address set forth under “Where You Can Find More Information”. References to “we,” “us” and “our” in the following description refer only to The Hartford Financial Services Group, Inc. and not any of its subsidiaries.

We will covenant in a replacement capital covenant for the benefit of persons that hold a specified series of our long-term indebtedness that ranks senior to the Debentures that we will not repay, redeem, defease or repurchase, and will cause our subsidiaries not to purchase, as applicable, all or any portion of the Debentures before June 15, 2048, except to the extent that the principal amount repaid or defeased or the applicable redemption or purchase price does not exceed the sum of the applicable percentages (as defined below) of the following amounts:

(a) (i) the aggregate amount of the net cash proceeds received by us and our subsidiaries from the sale of common stock and rights to acquire common stock to persons other than us and our subsidiaries and (ii) the market value of any common stock (determined as of the date of delivery) that we and our subsidiaries have delivered to persons other than us and our subsidiaries in connection with the conversion of any convertible or exchangeable securities, other than securities for which we have or any of our subsidiaries has received equity credit from any NRSRO (as defined below), in each case during a measurement period (as defined below) (without double counting proceeds received in any prior measurement period); plus

(b) the aggregate amount of net cash proceeds received by us and our subsidiaries during a measurement period (without double counting proceeds received in any prior measurement period) from the sale of qualifying replacement securities, mandatorily convertible preferred stock and debt exchangeable for common equity (each as defined below and, collectively with our common stock and rights to acquire common stock, referred to as “replacement capital securities”) to persons other than us and our subsidiaries, provided, however, that neither we nor our subsidiaries are restricted from (i) repaying, redeeming or purchasing any of the Debentures that we have previously defeased in accordance with the replacement capital covenant or (ii) exchanging the Debentures for consideration that consists solely of an aggregate principal amount or liquidation preference (or, in the case of common stock, market value) of replacement capital securities not to exceed 100% (or, in the case of common stock, not to exceed 50%) of the aggregate principal amount of the Debentures that are exchanged plus an amount in cash equal to accrued but unpaid Distributions thereon, other than any deferred Distributions.

For the avoidance of doubt, any reference in this section to any repayment of the Debentures will be deemed to include a reference to defeasance of our obligations under the Debentures as well as the satisfaction and discharge of our obligations under the indenture with respect to the Debentures.

Our covenants in the replacement capital covenant run only to the benefit of covered debtholders. The replacement capital covenant is not intended for the benefit of holders of the Debentures and may not be enforced by them, and the replacement capital covenant is not a term of the indenture or the Debentures, except that we will agree in the indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying replacement securities that we may include for purposes of determining whether or to what extent repayment, redemption or purchase of the Debentures is permitted, except with the consent of the holders of at least a majority in principal amount of the Debentures. The initial series of covered debt will be our 6.1% notes due 2041 (CUSIP: 416515AP9) (being referred to as the initial covered debt). The replacement capital covenant includes provisions requiring us to designate a new series of indebtedness as the covered debt if, among other things, the then effective covered debt approaches maturity, becomes subject to a redemption notice or is reduced to less than $100 million in outstanding principal amount, subject to additional procedures. We expect that, at all times prior to June 15, 2048, we will be subject to the replacement capital covenant and, accordingly, will be able to repay, redeem, defease or repurchase the Debentures only in accordance with its terms.

Our ability to raise proceeds from the sale of replacement capital securities during the applicable measurement period with respect to any proposed repayment, redemption, defeasance or purchase of the Debentures will depend on, among other things, market conditions at the time of the proposed sale as well as the acceptability to prospective investors of the terms of those replacement capital securities.

We may amend or supplement the replacement capital covenant from time to time with the consent of the holders of at least a majority in principal amount of the covered debt. We may, acting alone and without the consent of the covered debtholders, amend or supplement the replacement capital covenant if (a) the effect of such amendment or supplement is solely to impose additional restrictions on, or to eliminate certain of, the types of securities qualifying as replacement capital securities, and one of our officers has delivered to the trustee or agent for the covered debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such covered debt a written certificate to that effect, (b) such amendment or supplement is not adverse to the covered debtholders and one of our officers has delivered to the trustee or agent for the covered debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to such covered debtholders or (c) such amendment or supplement eliminates common stock, debt exchangeable for common equity, rights to acquire common stock and/or mandatorily convertible preferred stock as replacement capital securities if, in the case of this clause (c), an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards used to prepare our financial statements filed with the SEC becomes effective, which, as a result, causes us to believe that there is more than an insubstantial risk that failure to eliminate common stock, debt exchangeable for common equity, rights to acquire common stock and/or mandatorily convertible preferred stock as replacement capital securities would result in a reduction in our earnings per share as calculated for financial reporting purposes. For the purpose of clause (b) in the preceding sentence, an amendment or supplement that adds new types of securities qualifying as “replacement capital securities” or modifies the requirements of securities qualifying as “replacement capital securities” will not be deemed materially adverse to the covered debtholders if, following such amendment or supplement, the replacement capital covenant would constitute a “qualifying replacement capital covenant.”

The replacement capital covenant will terminate upon the earliest to occur of (a) June 15, 2048, or, if earlier, the date on which the Debentures are otherwise repaid, redeemed, defeased, satisfied and discharged or purchased in full in accordance with the terms of the replacement capital covenant, (b) the date, if any, on which the holders of at least a majority in principal amount of the covered debt consent or agree to the termination of the replacement capital covenant and our obligations thereunder, (c) the date on which we cease to have any series of outstanding “eligible senior debt” or “eligible subordinated debt” (in each case, as defined below without giving effect to the rating requirement in clause (b) of the definition of each such term) and (d) the date on which the Debentures became accelerated due to the occurrence of an event of default under the indenture.

If we are obligated to sell qualifying replacement securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Debentures, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the Debentures and those other securities having the same scheduled repayment date or scheduled redemption date as the Debentures pro rata in accordance with their respective outstanding principal amounts (but taking into account any other payments made on such other securities from other sources of funds) and none of such net proceeds shall be applied to any other securities having a later scheduled repayment date or scheduled redemption date until the principal of and all deferred interest on the Debentures has been paid in full.

“Applicable percentage” means:

•	in the case of any shares of our common stock or rights to acquire common stock, (a) 133% with respect to any repayment, redemption, defeasance or purchase prior to June 15, 2018, (b) 200% with respect to any repayment, redemption, defeasance or purchase on or after June 15, 2018 and prior to June 15, 2038 and (c) 400% with respect to any repayment, redemption, defeasance or purchase on or after June 15, 2038;

•	in the case of any mandatorily convertible preferred stock, debt exchangeable for common equity and any qualifying replacement securities described in clause (a) of the definition of that term, (a) 100% with respect to any repayment, redemption, defeasance or purchase prior to June 15, 2038 and (b) 300% with respect to any repayment, redemption, defeasance or purchase on or after June 15, 2038;

•	in the case of any qualifying replacement securities described in clause (b) of the definition of that term, (a) 100% with respect to any repayment, redemption, defeasance or purchase prior to June 15, 2038 and (b) 200% with respect to any repayment, redemption, defeasance or purchase on or after June 15, 2038; and

•	in the case of any qualifying replacement securities described in the clause (c) of the definition of that term, 100%.

“Common stock” means our common stock (including treasury shares of common stock), common stock issued pursuant to any dividend reinvestment plan or any of our employee benefit plans, any security of ours that ranks upon our liquidation, dissolution or winding up junior to our qualifying preferred stock and equally with our common stock and that tracks the performance of, or relates to the results of, a business, unit or division of ours, and any shares of common stock or equivalent equity interests of the surviving or resulting entity issued in exchange therefor in connection with a merger, consolidation, amalgamation, binding share exchange or conveyance, business combination, recapitalization, transfer or lease of assets substantially as an entirety to any other person, or other similar event (collectively referred to as a business combination).

“Covered debt” means (a) at the date of the replacement capital covenant and continuing to but not including the first redesignation date (as defined below), the initial covered debt and (b) thereafter, commencing with each redesignation date and continuing to but not including the next succeeding redesignation date, indebtedness, other than the Debentures and other than securities that rank equally with the Debentures, which is eligible subordinated debt or, if no eligible subordinated debt is then outstanding, eligible senior debt, identified pursuant to the replacement capital covenant as the covered debt for such period.

“Covered debtholder” means each person (whether as a holder or a beneficial owner holding through a participant in a clearing agency) to the extent that person holds covered debt, provided that, except under certain circumstances, a person who has sold all of its right, title and interest in covered debt shall cease to be a covered debtholder at the time of such sale if, at such time, we have not breached or repudiated, or threatened to breach or repudiate, our obligations under the replacement capital covenant.

“Debt exchangeable for common equity” means a security or combination of securities (together being referred in this definition as securities) that:

•	gives the holder a beneficial interest in (i) debt securities of ours that are not redeemable prior to the settlement date of the stock purchase contract referred to in subclause (ii), and (ii) a fractional interest in a stock purchase contract obligating the holder to purchase our common stock that will be settled in three years or less, with the number of shares of common stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such debt securities and subject to customary anti-dilution adjustments;

•	provides that the holders directly or indirectly grant us a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the holders’ direct or indirect obligation to purchase our common stock pursuant to such stock purchase contract;

•	includes a remarketing feature pursuant to which such debt securities are remarketed to new investors not later than the settlement date of the stock purchase contract; and

•	provides for the proceeds raised in the remarketing to be used to purchase shares of our common stock under the stock purchase contract and, if there has not been a successful remarketing by the settlement date of the stock purchase contracts, provides that the stock purchase contract will be settled by us exercising our remedies as a secured party with respect to our debt securities or other collateral directly or indirectly pledged by holders of the debt exchangeable for common equity.

“Mandatorily convertible preferred stock” means preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that such preferred stock converts into our common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such preferred stock, subject to customary anti-dilution adjustments.

“Measurement date” means, with respect to any repayment, redemption, defeasance or purchase of the Debentures (a) on or prior to the scheduled maturity date, the date that is 180 days prior to delivery of notice of such repayment, defeasance or redemption or the date of such purchase and (b) after the scheduled maturity date, the date that is 90 days prior to delivery of notice of such repayment, redemption or defeasance or the date of such purchase, except that, if during the 90-day (or any shorter) period preceding such date, proceeds were received by us or our subsidiaries from the sale of replacement capital securities to persons other than us or our subsidiaries but no repayment, redemption, defeasance or purchase of the Debentures was made in connection therewith, the measurement date shall be the date upon which such preceding 90-day (or shorter) period began.

“Measurement period” with respect to any notice date or purchase date means the period (a) beginning on the measurement date with respect to such notice date or purchase date and (b) ending on such notice date or purchase date, as applicable. Measurement periods cannot run concurrently.

“Qualifying replacement capital covenant” means (a) a replacement capital covenant that is substantially similar to the replacement capital covenant applicable to the Debentures or (b) a replacement capital covenant, as identified by our board of directors, or a duly authorized committee thereof, acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of the replacement capital covenant applicable to the Debentures, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Securities Exchange Act and (ii) that restricts the related issuer and its subsidiaries from repaying, redeeming or purchasing identified securities except out of the proceeds from the sale of specified replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or purchase date provided that the term of such qualifying replacement capital covenant shall be determined at the time of issuance of the related replacement capital securities taking into account the other characteristics of such securities.

“Qualifying replacement securities” means securities or a combination of securities (other than our common stock, rights to acquire common stock, mandatorily convertible preferred stock or debt exchangeable for common equity) that, in the determination of our board of directors or a duly authorized committee thereof reasonably construing the definitions and other terms of the replacement capital covenant, meet one of the following criteria:

(a)	in connection with any repayment, redemption, defeasance or purchase of Debentures prior to June 15, 2018:

•	securities issued by us or any of our subsidiaries that (i) rank equally with or junior to the Debentures upon our liquidation, dissolution or winding up, (ii) have no maturity or a maturity of at least 60 years and (iii) (1) are non-cumulative and are subject to a qualifying replacement capital covenant or have a no payment provision (as defined below) and is subject to a qualifying replacement capital covenant or (2) have a mandatory trigger provision (as defined below) and have either an optional deferral provision (as defined below) or a no payment provision and are subject to intent-based replacement disclosure; or

•	securities issued by us or any of our subsidiaries that (i) rank equally with or junior to the Debentures upon our liquidation, dissolution or winding up, (ii) have no maturity or a maturity of at least 40 years, (iii) are subject to a qualifying replacement capital covenant and (iv) have a mandatory trigger provision and an optional deferral provision; or

•	shares of preferred stock issued by us or any of our subsidiaries that are (i) non-cumulative, (ii) have no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (iii) have no maturity or a maturity of at least 60 years and either (1) are subject to a qualifying replacement capital covenant or (2) have a mandatory trigger provision and are subject to intent-based replacement disclosure; or

(b)	in connection with any repayment, redemption, defeasance or purchase of Debentures on or after June 15, 2018 and prior to June 15, 2038:

•	any securities that would be qualifying replacement securities prior to June 15, 2018;

•	securities issued by us or any of our subsidiaries that (i) rank equally with or junior to the Debentures upon our liquidation, dissolution or winding up, (ii) have no maturity or a maturity of at least 60 years, (iii) are subject to a qualifying replacement capital covenant and (iv) have an optional deferral provision;

•	securities issued by us or any of our subsidiaries that (i) rank equally with or junior to the Debentures upon our liquidation, dissolution or winding up, (ii) are non-cumulative or have a no payment provision, (iii) have no maturity or a maturity of at least 60 years and (iv) are subject to intent-based replacement disclosure;

•	securities issued by us or any of our subsidiaries that (i) rank equally with or junior to the Debentures upon our liquidation, dissolution or winding up, (ii) have no maturity or a maturity of at least 40 years and (iii)(1) are non-cumulative, or have a no payment provision and subject to a qualifying replacement capital covenant or (2) have a mandatory trigger provision and an optional deferral provision and are subject to intent-based replacement disclosure;

•	securities issued by us or any of our subsidiaries that (i) upon our liquidation, dissolution or winding up rank junior to all of our senior and subordinated debt other than the Debentures and securities that rank equally with the Debentures upon the liquidation, dissolution or winding-up of the Company, (ii) have a mandatory trigger provision and an optional deferral provision and are subject to intent-based replacement disclosure and (iii) have no maturity or a maturity of at least 60 years;

•	cumulative preferred stock issued by us or any of our subsidiaries that (i) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (ii) has no maturity or a maturity of at least 60 years and (iii) is subject to a qualifying replacement capital covenant; or

•	other securities issued by us or any of our subsidiaries that (i) rank upon our liquidation, dissolution or winding up equally with or junior to the Debentures and (ii) have no maturity or a maturity of at least 30 years, are subject to a qualifying replacement capital covenant and have a mandatory trigger provision and an optional deferral provision; or

(c)	in connection with any repayment, redemption, defeasance or purchase of Debentures at any time after June 15, 2038:

•	any securities that would be qualifying replacement securities prior to June 15, 2038;

•	securities issued by us or any of our subsidiaries that (i) rank equally with or junior to the Debentures upon our liquidation, dissolution or winding up, (ii) either (1) have no maturity or a maturity of at least 60 years and are subject to intent-based replacement disclosure or (2) have no maturity or a maturity of at least 40 years and are subject to a qualifying replacement capital covenant and (iii) have an optional deferral provision;

•	securities issued by us or any of our subsidiaries that (i) rank junior to all of our senior and subordinated debt other than the Debentures and any other securities that rank equally with the Debentures upon our liquidation, dissolution or winding up, (ii) have a mandatory trigger provision, an optional deferral provision and are subject to intent-based replacement disclosure and (iii) have no maturity or a maturity of at least 40 years; or

•	preferred stock issued by us or any of our subsidiaries that either (i) has no maturity or a maturity of at least 60 years and is subject to intent-based replacement disclosure or (ii) has a maturity of at least 40 years and is subject to a qualifying replacement capital covenant, provided, however, that if any of the securities described above is structured at the time of issuance with a distribution rate step-up (whether interest or dividend) of more than 25 basis points prior to the 25th anniversary of such issuance, then such security shall be subject to a replacement capital covenant that will remain in effect until at least the scheduled maturity date of the Debentures and that is otherwise substantially similar to this replacement capital covenant.

For purposes of the definitions provided above and below, the following terms shall have the following meanings:

“Alternative payment mechanism” means, with respect to any securities or combination of securities (together in this definition, “such securities”), provisions in the related transaction documents requiring us to issue (or use commercially reasonable efforts to issue) one or more types of APM qualifying securities for the purpose of raising eligible proceeds at least equal to the deferred and unpaid distributions on such securities and apply the net proceeds to pay deferred distributions on such securities, commencing on the earlier of (x) the first distribution date after commencement of a deferral period on which we pay current distributions (which we may pay from any source of funds) on such securities and (y) the fifth anniversary of the commencement of such deferral period if on such date such deferral period has not ended, and that:

(a) define eligible proceeds to mean, for purposes of such alternative payment mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities and including the fair market value of property received by us or any of our subsidiaries as consideration for such APM qualifying securities) that we have or any of our subsidiaries has received during the 180 days prior to the relevant distribution date from the sale of APM qualifying securities, provided that in the case of APM qualifying securities that are qualifying preferred stock or mandatorily convertible preferred stock, the amount of net proceeds included in eligible proceeds shall not exceed the preferred cap (as defined below);

(b) permit us to pay current distributions on any distribution date out of any source of funds but (x) require us to pay deferred distributions only out of eligible proceeds and (y) prohibit us from paying deferred distributions out of any source of funds other than eligible proceeds unless an event of default with respect to such securities has occurred;

(c) if deferral of distributions continues for more than one year (or such shorter period as provided for in the terms of such securities), require us and our subsidiaries not to repay, redeem or purchase any of our securities ranking junior to or equally with any APM qualifying securities on our liquidation, dissolution or winding-up, the proceeds of which were used to pay deferred interest during the relevant deferral period until at least one year after all deferred distributions have been paid except in circumstances substantially similar to those listed in “Description of the Debentures — Option to Defer Interest Payment — Certain limitations during a deferral period;”

(d) limit our obligation to issue (or to use commercially reasonable efforts to issue) APM qualifying securities that are common stock or qualifying warrants, prior to the fifth anniversary of any deferral period, to the extent that the number of shares of common stock issued or issuable upon exercise of such qualifying warrants plus the number of shares of common stock previously issued or issuable on the exercise of qualifying warrants previously issued during the applicable deferral period would exceed 2% of the total number of issued and outstanding shares of common stock set forth in our most recent publicly available financial statements (which limitation is being referred to as the common cap);

(e) limit our right to issue APM qualifying securities that are qualifying preferred stock or mandatorily convertible preferred stock, to the extent that the net proceeds of any issuance of such qualifying preferred stock or mandatorily convertible preferred stock applied, together with the net proceeds of all prior issuances of qualifying preferred stock and any still-outstanding mandatorily convertible preferred stock applied during the current and all prior deferral periods, to pay deferred distributions on securities would exceed 25% of the liquidation or principal amount of the securities that are the subject of the related alternative payment mechanism (which limitation is being referred to as the preferred cap);

(f) notwithstanding the common cap and preferred cap, permit us, at our option, to impose a limitation on the issuance of APM qualifying securities consisting of common stock and qualifying warrants to a maximum issuance cap to be set at our discretion and otherwise substantially similar to the share cap as defined in “Description of the Debentures,” provided that such limitation will be subject to our agreement to use commercially reasonable efforts (i) to increase such limitation when reached to enable it to simultaneously satisfy our future fixed or contingent obligations under such securities and other securities and derivative instruments that provide for settlement or payment in shares of common stock or (ii) if we cannot increase such limitation as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for a stockholder vote at the next annual meeting of our stockholders to increase the number of our shares of authorized common stock for purposes of satisfying our obligations to pay deferred distributions;

(g) in the case of securities other than qualifying preferred stock, include a bankruptcy claim limitation provision; and

(h) permit us, at our option, to provide that if we are involved in a business combination (as defined in the definition of “common stock” above) where immediately after the consummation of the business combination more than 50% of the voting stock of the surviving or resulting entity or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned by the stockholders of the other party to the business combination or person to whom all or substantially all of our property or assets are conveyed, transferred or leased, then clauses (a), (b) and (c) above will not apply to any deferral period that is terminated on the next distribution date following the date of consummation of the business combination;

provided (and it being understood) that:

(i) we shall not be obligated to issue (or to use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

(ii) if, due to a market disruption event or otherwise, eligible proceeds are not sufficient to pay all deferred distributions on any distribution date, we will apply the eligible proceeds to pay accrued and unpaid deferred distributions on such distribution date in chronological order, subject to the common cap, preferred cap and share cap, as applicable; and

(iii) if we have outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of deferred distributions on such securities (in accordance with clauses (d) and (e) of this definition) shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities.

“APM qualifying securities” means, with respect to an alternative payment mechanism or a mandatory trigger provision, one or more of the following (as designated in the transaction documents for the securities that include an alternative payment mechanism or a mandatory trigger provision, as applicable):

(a) common stock;

(b) qualifying warrants;

(c) mandatorily convertible preferred stock; and/or

(d) qualifying preferred stock;

provided (and it being understood) that: (i) if the APM qualifying securities for any alternative payment mechanism or mandatory trigger provision include both common stock and qualifying warrants, such alternative payment mechanism or mandatory trigger provision may permit, but need not require, us to issue qualifying warrants, (ii) such alternative payment mechanism or mandatory trigger provision may permit, but need not require, us to issue mandatorily convertible preferred stock, and (iii) we may, without the consent of the holders of the qualifying replacement securities, amend the definition of APM qualifying securities to eliminate common stock or qualifying warrants, but not both, and any other security from the definition if, an accounting standard or interpretive guidance of an existing standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards used by us to prepare our financial statements filed with the SEC becomes effective, which, as a result, causes us to believe there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes; and

“Bankruptcy claim limitation provision” means, with respect to any securities or combination of securities that have an alternative payment mechanism or a mandatory trigger provision (being referred to together in this definition as the “securities”), provisions in the terms thereof or of the related transaction agreements that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities to distributions that accumulate during (A) any deferral period, in the case of securities that have an alternative payment mechanism but no mandatory trigger provision or (B) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities that have a mandatory trigger provision, to:

(i) in the case of securities having an alternative payment mechanism or mandatory trigger provision with respect to which the APM qualifying securities do not include qualifying preferred stock or mandatorily convertible preferred stock, 25% of the stated or principal amount of such securities then outstanding; and

(ii) in the case of any other securities, the amount of accumulated and deferred distributions (including compounded amounts) that relate to the earliest two years of the portion of the deferral period for which distributions have not been paid.

“Distribution date” means, as to any securities or combination of securities, the dates on which distributions on such securities are scheduled to be made.

“Distribution period” means, as to any securities or combination of securities, each period from and including a distribution date for such securities to but not including the next succeeding distribution date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders or beneficial owners thereof that are not our subsidiaries.

“Eligible senior debt” means, at any time in respect of any issuer, each series of outstanding unsecured long-term indebtedness for money borrowed of such issuer that ranks senior to the Debentures and (a) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks most senior among the issuer’s then outstanding classes of unsecured indebtedness for money borrowed, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a redesignation date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (a), (c) and (d) of this definition that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible subordinated debt” means, at any time in respect of any issuer, each series of the issuer’s then outstanding unsecured long-term indebtedness for money borrowed that ranks senior to the Debentures and (a) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks subordinate to the issuer’s then outstanding series of unsecured indebtedness for money borrowed that ranks most senior upon the issuer’s liquidation, dissolution or winding up, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a redesignation date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Holder” means, as to the covered debt then in effect, each holder of such covered debt as reflected on the securities register maintained by or on behalf of us with respect to such covered debt and each beneficial owner holding through a participant in a clearing agency.

“Intent-based replacement disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by the issuer under the Securities Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer and its subsidiaries, to the extent the securities provide the issuer with NRSRO equity credit, will redeem, repurchase or defease such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of redemption, repurchase or defeasance that are as or more equity-like than the securities then being redeemed, purchased or defeased and which proceeds were raised within 180 days prior to the applicable redemption, purchase or defeasance date.

“Mandatory trigger provision” means, as to any security or combination of securities, provisions in the terms thereof or of the related transaction agreements that:

(i) if the issuer of such securities fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements and for so long as such failure continues, prohibits the issuer from making payments of distributions on such securities from any source other than from the issuance and sale of APM qualifying securities and require the issuer or, in the case of qualifying preferred stock, at the option of the issuer, permit the issuer, of such securities (in this definition, the “issuer”) to make payment of distributions on such securities, within a two year period beginning on the date of such failure, only pursuant to the issuance and sale of APM qualifying securities, in an amount such that the net proceeds of such sale are at least equal to the amount of deferred and unpaid distributions (including without limitation all deferred and accumulated amounts) on such securities or, in the case of qualifying preferred stock, current distributions, and in either case require the application of the net proceeds of such sale to pay such deferred and unpaid distributions, or in the case of qualifying preferred stock, permit the application of the net proceeds of such sale to pay current distributions, on those securities, provided that (A) if the mandatory trigger provision does not require such issuance and sale within one year of such failure, the amount of common stock or qualifying warrants the net proceeds of which the issuer must apply to pay such distributions pursuant to such provision may not exceed the common cap, and (B) the amount of qualifying preferred stock and then still-outstanding mandatorily convertible preferred stock the net proceeds of which the issuer may apply to pay such distributions pursuant to such provision may not exceed the preferred cap;

(ii) if the provisions described in clause (i) immediately above do not require such issuance and sale within one year of such failure, include a repurchase restriction;

(iii) other than in the case of qualifying preferred stock, prohibit the issuer of such securities from redeeming or purchasing any of its securities ranking junior to or equally with any APM qualifying securities upon our liquidation, dissolution or winding up, the proceeds of which were used to pay deferred distributions during the relevant deferral period prior to the date six months after the issuer applies the net proceeds of the sales described in clause (i) immediately above to pay such deferred distributions in full; and

(iv) other than in the case of qualifying preferred stock, include a bankruptcy claim limitation provision.

provided (and it being understood) that:

(i) the issuer will not be obligated to issue (or to use commercially reasonable efforts to issue) APM qualifying securities for so long as a market disruption event has occurred and is continuing;

(ii) if, due to a market disruption event or otherwise, the issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, we will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the common cap, preferred cap and share cap, as applicable; and

(iii) if the issuer has outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by the issuer from those sales and available for payment of deferred distributions on such securities (in accordance with the Alternative Payment Mechanism) shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities.

No remedy other than permitted remedies (as defined below) will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay distributions because of the mandatory trigger provision until distributions have been deferred for one or more distribution periods that total together at least ten years.

“Market disruption events” means one or more events or circumstances substantially similar to those listed as market disruption events in “Description of the Debentures.”

“Market value” means, on any date, the closing sale price per share of common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the common stock is listed; if the common stock is not listed on any U.S. securities exchange on the relevant date, the market price will be the average of the mid-point of the bid and ask prices for the common stock on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by us for this purpose.

“No payment provision” means a provision or provisions in the transaction documents for securities (referred to in this definition as “such securities”) that:

(a) include an alternative payment mechanism; and

(b) permit the issuer of such securities, in its sole discretion, to defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event has occurred and is continuing, ten years, without any remedy other than permitted remedies.

“Non-cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more permitted remedies.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act.

“Optional deferral provision” means, as to any securities, provisions in the terms thereof or of the related transaction agreements to the effect of either (a) or (b) below:

(a) (i) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to five years or, if a market disruption event has occurred and is continuing, ten years, without any remedy other than permitted remedies and (ii) such securities are subject to an alternative payment mechanism (provided that such alternative payment mechanism need not apply during the first five years of any deferral period and need not include a common cap, preferred cap, share cap, bankruptcy claim limitation or repurchase restrictions); or

(b) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to ten years, without any remedy other than permitted remedies.

“Permitted remedies” means, with respect to any securities, one or more of the following remedies:

(a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded); and

(b) complete or partial prohibitions on the issuer paying distributions on or purchasing common stock or other securities that rank equally with or junior as to distributions to such securities for so long as distributions on such securities, including deferred distributions, remain unpaid.

“Qualifying preferred stock” means our or our subsidiaries’ non-cumulative perpetual preferred stock that (a) ranks equally with or junior to all other outstanding preferred stock of the issuer, other than a preferred stock that is issued or issuable pursuant to a stockholders’ rights plan or similar plan or arrangement, and (b) contains no remedies other than permitted remedies and either (i) is subject to intent-based replacement disclosure and has a provision that prohibits the issuer from making any distributions thereon upon our failure to satisfy one or more financial tests set forth therein or (ii) is subject to a qualifying replacement capital covenant; provided, however, that if such qualifying preferred stock includes intent-based replacement disclosure and are structured at the time of issuance with a distribution rate step-up of more than 25 basis points prior to the 25th anniversary of such issuance, then such qualifying preferred stock shall, in lieu of intent-based replacement disclosure, be subject to a replacement capital covenant that will remain in effect until at least the scheduled maturity date and that is substantially similar to this replacement capital covenant.

“Qualifying warrants” means any net share settled warrants to purchase our common stock that (a) have an exercise price greater than the market value of our shares of common stock on the date of sale, (b) we are not entitled to redeem for cash and (c) the holders of which are not entitled to require us to repurchase for cash in any circumstances.

“Redesignation date” means, as to the covered debt in effect at any time, the earliest of (a) the date that is two years prior to the final maturity date of such covered debt, (b) if we elect to redeem, or we or one of our subsidiaries elects to purchase, such covered debt either in whole or in part with the consequence that after giving effect to such redemption or purchase the outstanding principal amount of such covered debt is less than $100,000,000, the applicable redemption or purchase date and (c) if such covered debt is not eligible subordinated debt, the date on which we issue long-term indebtedness for money borrowed that is eligible subordinated debt.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This discussion applies only to Debentures that are held as “capital assets,” within the meaning of the Code, by a holder (as defined below) who purchases Debentures in the initial offering at their “issue price” (i.e., the first price at which a substantial amount of the Debentures is sold to the public).

This discussion is for general information only and does not address all of the material tax considerations that may be relevant to a holder in light of its particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, real estate investment trusts, regulated investment companies, persons holding the Debentures as part of a “straddle,” “hedge,” “conversion” or other integrated transaction, United States holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States and holders who mark securities to market for U.S. federal income tax purposes). This discussion does not address any state, local or foreign tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

For purposes of this discussion, a “United States holder” is a beneficial owner of a Debenture that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if either (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (2) the trust was in existence on August 20, 1996, was treated as a United States person prior to such date, and has made a valid election to continue to be treated as a United States person.

For purposes of this discussion, a “non-United States holder” is a beneficial owner of a Debenture that is neither a “United States holder” nor an entity treated as a partnership for U.S. federal income tax purposes, and “holders” refers to United States holders and non-United States holders.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Debentures, the tax treatment of the partnership and its partners will generally depend on the status and activities of the partnership and its partners. A prospective purchaser of Debentures that is treated as a partnership for U.S. federal income tax purposes, or a partner in any such partnership, should consult its own tax adviser regarding the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures.

Persons considering the purchase of the Debentures should consult their own tax advisers with respect to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures in light of their own particular circumstances, as well as the effect of any state, local, foreign and other tax laws.

Classification of the Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Debentures. Based upon an analysis of the relevant facts and circumstances, including certain assumptions and certain representations made by us, Debevoise & Plimpton LLP, our special tax counsel, will render its opinion to the effect that, although the matter is not free from doubt, under applicable law as of the issue date of the

Debentures, the Debentures will be treated as indebtedness for U.S. federal income tax purposes. Such opinion is not binding on the Internal Revenue Service (“IRS”) or any court and there can be no assurance that the IRS or a court will agree with such opinion. No ruling is being sought from the IRS on any of the issues discussed herein.

We agree, and by acquiring an interest in a Debenture each beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment, except where specified.

United States Holders

Interest Income and Original Issue Discount

It is expected, and assumed for purposes of this discussion that, subject to the discussion below, the Debentures will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes.

Treasury regulations provide that the possibility that interest on the Debentures might be deferred could result in the Debentures being treated as issued with OID, unless the likelihood of such deferral is remote. We believe that the likelihood of interest deferral is remote and therefore that the possibility of such deferral will not result in the Debentures being treated as issued with OID. Accordingly, interest paid on the Debentures should be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with such United States holder’s method of accounting for U.S. federal income tax purposes. However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote,” as used in the applicable Treasury regulations, and there can be no assurance that the IRS or a court will agree with our position.

If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the Debentures would be treated as issued with OID at the time of issuance, or at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred all stated interest due after such deferral, would be treated as OID. In such case, a United States holder would be required to include such stated interest in income as it accrued, regardless of the holder’s regular method of accounting, using the constant-yield-to-maturity method of accrual described in section 1272 of the Code, before such United States holder received any payment attributable to such income, and would not separately report the actual cash payments of interest on the Debentures as taxable income.

Sale, Exchange, Redemption or Other Disposition of Debentures

Upon the sale, exchange, redemption or other disposition of a Debenture, a United States holder will generally recognize gain or loss equal to the difference between the amount realized (less any accrued interest not previously included in the United States holder’s income, which will be taxable as ordinary income) on the sale, exchange, redemption or other disposition and such United States holder’s adjusted tax basis in the Debenture. Assuming that interest payments on the Debentures are not deferred and that the Debentures are not treated as issued with OID, a United States holder’s adjusted tax basis in a Debenture generally will be its initial purchase price. If the Debentures are treated as issued with OID, a United States holder’s adjusted tax basis in a Debenture generally will be its initial purchase price, increased by OID previously includible in such United States holder’s gross income to the date of disposition and decreased by payments received on the Debenture since and including the date that the Debenture was treated as issued with OID. That gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Debenture had been held for more than one year. A United States holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a United States holder to deduct capital losses is limited.

Non-United States Holders

Subject to the discussion below concerning backup withholding, the following is a discussion of U.S. federal income tax and withholding tax considerations generally applicable to non-United States holders:

(a) payments of principal and interest (including OID, if applicable) with respect to a Debenture held by or for a non-United States holder will not be subject to U.S. federal withholding tax, provided that, in the case of amounts treated as interest, (i) such non-United States holder does not own, actually or constructively, 10%

or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-United States holder is not a controlled foreign corporation, within the meaning of section 957(a) of the Code, that is related, directly or indirectly, to us through stock ownership, and (iii) the statement requirement set forth in section 871(h) or section 881(c) of the Code (described below) has been fulfilled with respect to such non-United States holder; and

(b) a non-United States holder will generally not be subject to U.S. federal income or withholding tax on amounts treated as gain realized on the sale, exchange, redemption or other disposition of a Debenture, unless (i) such non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption or other disposition and certain other conditions are met or (ii) such gain is effectively connected with the conduct by such non-United States holder of a trade or business in the United States (in each case, subject to the provisions of an income tax treaty).

In general, sections 871(h) and 881(c) of the Code require that, in order to obtain the exemption from U.S. federal withholding tax described in paragraph (a) above, the non-United States holder must provide a statement to the withholding agent to the effect that the non-United States holder is not a United States person. Such requirement generally will be fulfilled if the non-United States holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address. In the case of Debentures held by a foreign intermediary (other than a “qualified intermediary”) or a foreign partnership (other than a “withholding foreign partnership”), the foreign intermediary or partnership, as the case may be, generally must provide IRS Form W-8IMY to the withholding agent with the required attachments, including an appropriate certification by each beneficial owner.

If, contrary to the opinion of our special tax counsel, the Debentures were treated as equity for U.S. federal income tax purposes, payments of interest on the Debentures would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty.

If a non-United States holder is engaged in a trade or business in the United States, and if amounts (including OID, if applicable) treated as interest for U.S. federal income tax purposes on a Debenture or gain realized on the sale, exchange, redemption or other disposition of a Debenture are effectively connected with the conduct of such trade or business, the non-United States holder, although generally exempt from U.S. federal withholding tax described in paragraph (a) above, will generally be subject to regular U.S. federal income tax on such effectively connected income or gain in the same manner as if it were a United States holder (subject to the provisions of an applicable income tax treaty). In lieu of the IRS forms described above, such non-United States holder will be required to provide IRS Form W-8ECI to the withholding agent in order to claim an exemption from U.S. federal withholding tax. In addition, if such non-United States holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements generally apply to interest and principal payments made to, and to the proceeds of sales by, certain non-corporate United States holders. A United States holder not otherwise exempt from backup withholding generally can avoid backup withholding by providing IRS Form W-9. In the case of a non-United States holder, backup withholding and information reporting will not apply to payments on, or proceeds from the sale, exchange, redemption or other disposition of, a Debenture if the statement referred to in clause (a)(iii) of the first paragraph under the heading “Non-United States Holder” has been received. Withholding agents must nevertheless report to the IRS and to each non-United States holder the amount of interest (including OID, if applicable) paid with respect to the Debentures held by such non-United States holder and the rate of withholding (if any) applicable to such non-United States holder. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement and the relevant pricing agreement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the aggregate principal amount of Debentures listed opposite their names below at the public offering price less the underwriting discount set forth below:

Principal Amount
Underwriters	of Debentures

Banc of America Securities LLC	$133,350,000
Citigroup Global Markets Inc.	133,400,000
Lehman Brothers Inc.	133,350,000
Daiwa Securities America Inc.	33,300,000
SunTrust Robinson Humphrey, Inc.	33,300,000
Wells Fargo Securities, LLC	33,300,000

$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Debentures offered hereby are subject to certain conditions and that the underwriters will purchase all of the Debentures offered by this prospectus supplement if any of these Debentures are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the Debentures directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement, and the underwriters may sell the Debentures to certain dealers at the applicable public offering price less a concession not in excess of 0.600% of the aggregate principal amount of the Debentures. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.300% of the aggregate principal amount of the Debentures to certain other dealers. After the initial public offering of the Debentures to the public, representatives of the underwriters may change the public offering price and other selling terms.

We will pay the underwriters discounts and commissions of 1.000% of the public offering price per Debenture, or a total of $5.0 million.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $1.7 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of such liabilities.

We have agreed, during the period beginning from, and continuing to and including the date 30 days after, the date of this prospectus supplement, not to offer, sell, contract to sell or otherwise dispose of, except with the prior consent of the representatives of the underwriters, any securities of the Company which are substantially similar to the Debentures.

The Debentures are a new issue of securities with no established trading market. The Debentures will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Debentures after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures or that an active public market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected.

In connection with the offering of the Debentures, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Debentures in the open market to cover syndicate short positions or to stabilize the price of the Debentures. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Debentures. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Debentures to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Debentures which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Debentures to the public in that Relevant Member State at any time:

(i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iii) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Debentures to the public” in relation to any Debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Debentures to be offered so as to enable an investor to decide to purchase or subscribe the Debentures, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Debentures to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Debentures in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Debentures in, from or otherwise involving the United Kingdom.

The underwriters and their affiliates have provided and in the future may continue to provide various financial advisory, cash management, investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation.

Banc of America Securities LLC, one of the underwriters in this offering, is also acting as premium calculation agent for purposes of calculating the make whole redemption amount or special event make whole redemption amount on redemption of the Debentures.

Daiwa Securities America Inc. (“DSA”) has entered into an agreement with SMBC Securities, Inc. (“SMBCSI”) pursuant to which SMBCSI provides certain advisory and/or other services to DSA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DSA, DSA will pay to SMBCSI a mutually agreed-upon fee.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Debentures by (a) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (c) entities whose underlying assets are considered to include “plan assets” of any plan, account or arrangement described in preceding clause (a) or (b), or (d) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of shares would be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (being referred to collectively as “Similar Laws”) (each entity described in preceding clause (a), (b), (c) or (d), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Debentures of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA or the Code or similar provisions under Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Debentures by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the Debentures. These class exemptions include, without limitation, PTCE 84-14 relating to transactions determined by independent qualified professional asset managers, PTCE 90-1 relating to investments by insurance company pooled separate accounts, PTCE 91-38 relating to investments by bank collective investment funds, PTCE 95-60 relating to investments by life insurance company general accounts and PTCE 96-23 relating to transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, ERISA Section 408(b)(17) provides a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and the Code, may nevertheless be subject to Similar Laws which may affect their investment in the Debentures. Any fiduciary of such governmental, non-U.S. or church plan considering an investment in the

Debentures should consult with its counsel before purchasing Debentures to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under such Similar Laws.

Because of the foregoing, the Debentures should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Debenture, each purchaser and subsequent transferee of a Debenture will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Debentures constitutes assets of any Plan or (ii) the purchase and holding of the Debentures by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Debentures. Purchasers of the Debentures have exclusive responsibility for ensuring that their purchase and holding of the Debentures do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Debentures to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

VALIDITY OF THE DEBENTURES

The validity of the Debentures and certain tax matters relating to the Debentures will be passed upon for us by Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022. The validity of the Debentures will be passed upon for the underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. This statement supersedes the “Legal Opinions” section in the accompanying prospectus.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from The Hartford Financial Services Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of The Hartford Financial Services Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for defined benefit pension and other postretirement plans in 2006), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2008 and 2007, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with the Standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act. This statement supersedes the section entitled “Experts” in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above and may also be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	our Current Report on Form 8-K dated and filed on January 17, 2008, our Current Report on Form 8-K dated and filed on February 27, 2008, the information set forth under Item 5.02 in our Current Report on Form 8-K dated February 21, 2008 and filed on February 27, 2008; our Current Report on Form 8-K dated February 28, 2008 and filed on March 5, 2008; our Current Report on Form 8-K dated March 24, 2008 and filed on March 28, 2008; and our Current Report on Form 8-K dated May 7, 2008 and filed on May 12, 2008; and

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, after the date of this prospectus and prior to the termination of the offering of the Debentures (other than information in the documents that is deemed not to be filed and that is not specifically incorporated by reference in this prospectus supplement).

You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the SEC through the SEC’s Internet site or at the address listed above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement. You should direct requests for those documents to The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, Connecticut 06155, Attention: Investor Relations (telephone (860) 547-5000). This statement supersedes the statements under “Incorporation by Reference” in the accompanying prospectus.

PROSPECTUS

The Hartford Financial
Services Group, Inc.

Junior Subordinated Debt Securities

By this prospectus, we may offer from time to time the junior subordinated debt securities described in this prospectus.

Specific terms of junior subordinated debt securities to be offered will be provided in a supplement to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also add to, update, supplement or clarify information contained in this prospectus.

Unless stated otherwise in a prospectus supplement, the junior subordinated debt securities will not be listed on any securities exchange.

We may offer and sell the junior subordinated debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any other securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in the junior subordinated debt securities involves significant risks. See the risk factors relating to the offering of the junior subordinated debt securities set forth in the accompanying prospectus supplement, and the risk factors set forth under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, which are incorporated by reference herein.

The date of this prospectus is June 3, 2008

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Hartford Financial Services Group, Inc., or any underwriter. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Hartford Financial Services Group, Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated, or the context otherwise requires, references in this prospectus to the “trusts” are to Hartford Capital IV, Hartford Capital V and Hartford Capital VI, collectively, and, references to a “trust” are to Hartford Capital IV, Hartford Capital V or Hartford Capital VI, individually. Unless otherwise indicated, or the context otherwise requires, references in this prospectus to “The Hartford,” “we,” “us” and “our” or similar terms are to The Hartford Financial Services Group, Inc. and its subsidiaries.

i

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

We will issue the junior subordinated debt securities in one or more series under a junior subordinated indenture to be entered into between us and The Bank of New York Trust Company, N.A., as trustee.

The following description of the terms of the junior subordinated debt securities is a summary. It summarizes only those terms of the junior subordinated debt securities which we believe will be most important to your decision to invest in our junior subordinated debt securities. You should keep in mind, however, that it is the junior subordinated indenture, and not this summary, which defines your rights as a holder of our junior subordinated debt securities. There may be other provisions in the junior subordinated indenture which are also important to you. You should read the junior subordinated indenture for a full description of the terms of the junior subordinated debt securities. The junior subordinated indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the junior subordinated indenture.

Ranking of the Junior Subordinated Debt Securities

Each series of junior subordinated debt securities will rank equally with all other series of junior subordinated debt securities, and will be unsecured and subordinate and junior to all of our senior indebtedness as set forth in the applicable prospectus supplement.

As a non-operating holding company, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the junior subordinated debt securities. The payment of dividends by our insurance subsidiaries is limited under the insurance holding company laws in the jurisdictions where those subsidiaries are domiciled.

Unless we state otherwise in the applicable prospectus supplement, the junior subordinated indenture does not limit us from incurring or issuing other secured or unsecured debt under the junior subordinated indenture or any other indenture that we may have entered into or enter into in the future. See “— Subordination” and the prospectus supplement relating to any offering of securities.

Terms of the Junior Subordinated Debt Securities

We may issue the junior subordinated debt securities in one or more series through an indenture that supplements the junior subordinated indenture or through a resolution of our board of directors or an authorized committee of our board of directors.

You should refer to the applicable prospectus supplement for the specific terms of the junior subordinated debt securities. These may include:

•	the title and any limit upon the aggregate principal amount,

•	the date(s) on which the principal is payable or the method of determining those date(s),

•	the interest rate(s) or the method of determining these interest rate(s),

•	the date(s) on which interest will be payable or the method of determining these date(s),

•	the circumstances in which interest may be deferred, if any,

•	the regular record date or the method of determining this date,

•	the place or places where we may pay principal, premium, if any, and interest,

•	the redemption or early payment provisions,

•	the authorized denominations,

•	the currency, currencies or currency units in which we may pay the purchase price for, the principal of, premium, if any, and interest on the junior subordinated debt securities,

•	additions to or changes in the events of default or any changes in any of our covenants specified in the junior subordinated indenture,

•	any index or indices used to determine the amount of payments of principal and premium, if any, or the method of determining these amounts,

•	whether a temporary global security will be issued and the terms upon which you may exchange a temporary global security for definitive junior subordinated debt securities,

•	whether we will issue the junior subordinated debt securities, in whole or in part, in the form of one or more global securities,

•	the terms and conditions of any obligation or right we would have to convert or exchange the junior subordinated debt securities into securities or other property, and

•	additional terms not inconsistent with the provisions of the junior subordinated indenture.

We may, in certain circumstances, without notice to or consent of the holders of the junior subordinated debt securities, issue additional junior subordinated debt securities having the same terms and conditions as junior subordinated debt securities previously issued under this prospectus and any applicable prospectus supplement, so that such additional junior subordinated debt securities and the junior subordinated debt securities previously offered under this prospectus and any applicable prospectus supplement form a single series, and references in this prospectus and any applicable prospectus supplement to the junior subordinated debt securities shall include, unless the context otherwise requires, any further junior subordinated debt securities issued as described in this paragraph.

Special Payment Terms of the Junior Subordinated Debt Securities

We may issue junior subordinated debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe the material United States federal income tax consequences and special considerations relating to any junior subordinated debt securities in the applicable prospectus supplement.

The purchase price of any of the junior subordinated debt securities may be payable in one or more foreign currencies or currency units. The junior subordinated debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any junior subordinated debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, United States federal income tax considerations, specific terms and other information relating to the junior subordinated debt securities and the foreign currency units in the applicable prospectus supplement.

If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of junior subordinated debt securities, we will also describe the material United States federal income tax consequences and special accounting and other considerations relating to the junior subordinated debt securities in the applicable prospectus supplement.

Denominations, Registration and Transfer

Unless we state otherwise in the applicable prospectus supplement, we will issue the junior subordinated debt securities only in registered form without coupons in denominations of $5,000 and any integral multiple of $1,000. Junior subordinated debt securities of any series will be exchangeable for other junior subordinated debt securities of the same issue and series, of any authorized denomination of a like aggregate principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

You may present junior subordinated debt securities for exchange as described above, or for registration of transfer, at the office of the securities registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you may be obligated to pay any taxes and other governmental charges as described in the junior subordinated indenture. We will appoint the indenture trustee as securities registrar under the junior subordinated indenture. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We must maintain a transfer agent in each place of payment. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.

If we redeem any junior subordinated debt securities, neither we nor the indenture trustee will be required to:

•	issue, register the transfer of, or exchange junior subordinated debt securities during a period beginning at the opening of business 15 calendar days before the day of selection for redemption of the junior subordinated debt securities and ending at the close of business on the day of mailing of the relevant notice of redemption, or

•	register, transfer or exchange any junior subordinated debt securities selected for redemption, except for any portion not redeemed of any junior subordinated debt security that is being redeemed in part.

Global Junior Subordinated Debt Securities

We may issue a series of junior subordinated debt securities in the form of one or more global junior subordinated debt securities. We will identify the depositary holding the global junior subordinated debt securities in the applicable prospectus supplement. We will issue global junior subordinated debt securities only in fully registered form and in either temporary or permanent form. Unless it is exchanged for an individual junior subordinated debt security, a global junior subordinated debt security may not be transferred except as a whole:

•	by the depositary to its nominee,

•	by a nominee of the depositary to the depositary or another nominee, or

•	by the depositary or any nominee to a successor depositary, or any nominee of the successor.

We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

Beneficial Interests in a Global Junior Subordinated Debt Security

If we issue a global junior subordinated debt security, the depositary for the global junior subordinated debt security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual junior subordinated debt securities represented by the global junior subordinated debt security to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the junior subordinated debt securities, or by us if the junior subordinated debt securities are offered and sold directly by us. Ownership of beneficial interests in a global junior subordinated debt security will be limited to participants or persons that may hold interests through participants. Ownership and transfers of beneficial interests in the global junior subordinated debt security will be shown on, and effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global junior subordinated debt security.

So long as the depositary or its nominee is the registered owner of the global junior subordinated debt security, the depositary or the nominee will be considered the sole owner or holder of the junior subordinated debt securities represented by the global junior subordinated debt security for all purposes under the junior subordinated indenture. Except as provided below, you:

•	will not be entitled to have any of the individual junior subordinated debt securities represented by the global junior subordinated debt security registered in your name,

•	will not receive or be entitled to receive physical delivery of any junior subordinated debt securities in definitive form, and

•	will not be considered the owner or holder of the junior subordinated debt security under the junior subordinated indenture.

Payments of Principal, Premium and Interest

We will make principal, premium and interest payments on global junior subordinated debt securities to the depositary that is the registered holder of the global junior subordinated debt security or its nominee. The depositary for the junior subordinated debt securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global junior subordinated debt security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of principal, premium or interest payments, immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global junior subordinated debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global junior subordinated debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Issuance of Individual Junior Subordinated Debt Securities

Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of junior subordinated debt securities is at any time unwilling, unable or ineligible to continue as depositary, we will appoint a successor depositary or we will issue individual junior subordinated debt securities in exchange for the global junior subordinated debt security. In addition, we may at any time and in our sole discretion, subject to the procedures of the depositary and to any limitations described in the prospectus supplement relating to the junior subordinated debt securities, determine not to have any junior subordinated debt securities represented by one or more global junior subordinated debt securities. If that occurs, we will issue individual junior subordinated debt securities in exchange for the global junior subordinated debt security.

Further, we may specify that you may, on terms acceptable to us, the indenture trustee and the depositary for the global junior subordinated debt security, receive individual junior subordinated debt securities in exchange for your beneficial interest in a global junior subordinated debt security, subject to any limitations described in the prospectus supplement relating to the junior subordinated debt securities. In that instance, you will be entitled to physical delivery of individual junior subordinated debt securities equal in principal amount to that beneficial interest and to have the junior subordinated debt securities registered in your name. Unless we otherwise specify, those individual junior subordinated debt securities will be issued in denominations of $5,000 and integral multiples of $1,000.

Payment and Paying Agents

Unless we state otherwise in the applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your junior subordinated debt securities at the office of the indenture trustee in the City of New York or at the office of any paying agent that we may designate.

Unless we state otherwise in the applicable prospectus supplement, we will pay any interest on junior subordinated debt securities to the registered owner of the junior subordinated debt security at the close of business on the regular record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the junior subordinated debt securities.

Any moneys deposited with the indenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any junior subordinated debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Redemption

Unless we state otherwise in the applicable prospectus supplement, junior subordinated debt securities will not be subject to any sinking fund.

Unless otherwise specified in the applicable prospectus supplement, we may, at our option, redeem any series of junior subordinated debt securities after its issuance date in whole or in part at any time and from time to time. Unless otherwise specified in the applicable prospectus supplement, we may redeem junior subordinated debt securities in denominations larger than $5,000 and in integral multiples of $1,000 thereafter. The redemption price for any junior subordinated debt security redeemed will be set forth in the applicable prospectus supplement.

Notice of Redemption

Unless otherwise specified in the applicable prospectus supplement, we will mail notice of any redemption of your junior subordinated debt securities at least 30 days but not more than 60 days before the redemption date to you at your registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debt securities or the portions called for redemption.

Option to Defer Payment of Interest

If provided in the applicable prospectus supplement, we will have the right during the term of any series of junior subordinated debt securities to defer the payment of interest for a specified number of interest payment periods, subject to the terms, conditions and covenants specified in the prospectus supplement. However, we may not defer these interest payments beyond the final maturity of the junior subordinated debt securities. We will describe the United States federal income tax consequences and special considerations relating to any junior subordinated debt securities in the applicable prospectus supplement.

If we exercise this right, during the deferral period we and our subsidiaries may not, except as otherwise stated in the applicable prospectus supplement:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on, any of our capital stock, or

•	make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the junior subordinated debentures or make any related guarantee payments, other than:

•	dividends or distributions in our common stock,

•	redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of these rights in the future, and

•	payments under any guarantee.

Modification of Indenture

We and the indenture trustee may, without the consent of the holders of junior subordinated debt securities, amend, waive or supplement the junior subordinated indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies. However, no action may adversely affect in any material respect the interests of holders of any series of junior subordinated debt securities. We may also amend the junior subordinated indenture to maintain the qualification of the junior subordinated indenture under the Trust Indenture Act.

We and the indenture trustee may, with the consent of the holders of not less than a majority in principal amount of the series of junior subordinated debt securities affected, modify the junior subordinated indenture in a manner affecting the rights of the holders of junior subordinated debt securities. However, no modification may, without the consent of the holder of each outstanding junior subordinated debt security affected:

•	change the stated maturity of the junior subordinated debt securities,

•	reduce the principal amount of the junior subordinated debt securities,

•	reduce the rate or, except as permitted by the junior subordinated indenture and the terms of the series of junior subordinated debt securities, extend the time of payment of interest on the junior subordinated debt securities,

•	modify the subordination provisions of the junior subordinated indenture with respect to the subordination of a series of junior subordinated debt securities in any manner materially adverse to the holders of such series, or

•	reduce the percentage of principal amount of the junior subordinated debt securities, the holders of which are required to consent to the modification of the junior subordinated indenture.

In addition, we and the indenture trustee may execute, without your consent, any supplemental indenture for the purpose of creating any new series of junior subordinated debt securities.

Debenture Events of Default

Under the terms of the junior subordinated indenture, each of the following constitutes an event of default for a series of junior subordinated debt securities:

•	failure for 30 days to pay any interest on the series of junior subordinated debt securities when due, subject to the deferral of any due date in the case of a deferral period,

•	failure to pay any principal or premium, if any, on the series of junior subordinated debt securities when due, including at maturity,

•	our bankruptcy, insolvency or reorganization, or

•	any other event of default described in the applicable board resolution or supplemental indenture under which the series of debt securities is issued.

Effect of Event of Default

The holders of a majority in aggregate outstanding principal amount of the series of junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series of junior subordinated debt securities may declare the principal and accrued but unpaid interest due and payable immediately upon an event of default (other than an event of default relating to our bankruptcy, insolvency or reorganization). If an event of default relating to our bankruptcy, insolvency or reorganization occurs, the principal amount of all junior subordinated debt securities of the series shall automatically become due and payable.

Waiver of Event of Default

The holders of a majority in aggregate outstanding principal amount of the series of junior subordinated debt securities may rescind and annul the declaration and its consequences if:

•	the event of default is other than our non-payment of the principal of the junior subordinated debt securities which has become due solely by such acceleration and all other events of default have been cured or waived, and

•	we have paid or deposited with the indenture trustee a sum sufficient to pay:

-	all overdue installments of interest (including interest on overdue installments of interest) and principal (and premium, if any) due other than by acceleration, and

-	certain amounts owing to the indenture trustee, its agents and counsel.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities affected by the default may, on behalf of the holders of all the junior subordinated debt securities, waive any past default and its consequences, except a default (1) in the payment of principal (or premium, if any) or interest or (2) in respect of a covenant or provision which under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security affected.

We will be required under the junior subordinated indenture to file annually with the junior subordinated indenture trustee a certificate of compliance.

Consolidation, Merger, Sale of Assets and Other Transactions

We will not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless the Company is the surviving person or:

•	if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States or any state or the District of Columbia, and the successor corporation expressly assumes our obligations relating to the junior subordinated debt securities,

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

•	other conditions described in the junior subordinated indenture are met.

The general provisions of the junior subordinated indenture do not protect you against transactions, such as a highly leveraged transaction, that may adversely affect you.

Satisfaction and Discharge

The junior subordinated indenture provides that when, among other things, all junior subordinated debt securities not previously delivered to the indenture trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for the giving of notice of redemption by the indenture trustee in the name, and at our expense, and we deposit or cause to be deposited with the indenture trustee, in trust, (a) money; (b) government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money; or (c) a combination thereof, in each case in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debt securities not previously delivered to the indenture trustee for cancellation, for the principal, premium, if any, and interest on the date of the deposit or to the stated maturity or redemption date, as the case may be, then the junior subordinated indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the junior subordinated indenture and to provide the officers’ certificates and opinions of counsel described in the junior subordinated indenture.

Defeasance and Covenant Defeasance

Unless we state otherwise in the applicable prospectus supplement, we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under any series of the junior subordinated debt securities at any time, and we may also be released from our obligations described above under “Consolidation, Merger and Sale of Assets” and from certain other obligations, including obligations imposed by supplemental indentures with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if:

•	we irrevocably deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount sufficient to pay on the respective stated maturities, the principal of and any premium and interest on, all outstanding debt securities of that series ; provided that the trustee shall have the right (but not the obligation) to require us to deliver to the trustee an opinion of a nationally recognized firm of independent public accountants expressed in a written certification, or other evidence satisfactory to the trustee, as to the sufficiency of such deposits,

•	we deliver to the trustee an opinion of counsel to the effect that:

-	the holders of the junior subordinated debt securities of that series will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance, and

-	the deposit, defeasance and discharge or the deposit and covenant defeasance will be subject to United States federal income tax on the same amount, in the same manner and at the same time as would the case if such deposit, defeasance and discharge or deposit and covenant defeasance were not to occur, in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of execution of the applicable indenture, that result would not occur under current tax law,

•	no event which is, or after notice or lapse of time or both would become, an event of default under the indenture has occurred and is continuing,

•	such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound,

•	such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder,

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with, and

•	other conditions specified in the indentures are met.

Conversion or Exchange

We may issue junior subordinated debt securities that we may convert or exchange into other securities, property or assets. If so, we will describe the specific terms on which junior subordinated debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the securities, property or assets you would receive would be issued or delivered.

Governing Law

The junior subordinated indenture and the junior subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Indenture Trustee

The indenture trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. Subject to those provisions, the indenture trustee will not be required to exercise any of its powers under the junior subordinated indenture at your request, unless you offer reasonable indemnity against the costs, expenses and liabilities which the trustee might incur. The indenture trustee will not be required to expend or risk its own funds or incur personal financial liability in performing its duties if the indenture trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

LEGAL OPINIONS

Unless we state otherwise in the applicable prospectus supplement the validity of any securities offered by this prospectus will be passed upon for us by Debevoise & Plimpton LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from The Hartford Financial Services Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of The Hartford Financial Services Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for defined benefit pension and other postretirement plans in 2006), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2008 and 2007 which is incorporated in this prospectus by reference, Deloitte & Touche LLP have applied limited procedures in accordance with the Standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above and may also be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008;

•	our Current Report on Form 8-K dated and filed on January 17, 2008, our Current Report on Form 8-K dated and filed on February 27, 2008, the information set forth under Item 5.02 in our Current Report on Form 8-K dated February 21, 2008 and filed on February 27, 2008; our Current Report on Form 8-K dated February 28, 2008 and filed on March 5, 2008; our Current Report on Form 8-K dated March 24, 2008 and filed on March 28, 2008; and our Current Report on Form 8-K dated May 7, 2008 and filed on May 12, 2008; and

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the junior subordinated debt securities (other than information in the documents that is deemed not to be filed and that is not specifically incorporated by reference in this prospectus).

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s Internet site or at the address listed above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, Connecticut 06155, Attention: Investor Relations (telephone (860) 547-5000).

$500,000,000

The Hartford Financial Services Group, Inc.

8.125% Fixed-to-Floating Rate
Junior Subordinated Debentures due 2068

PROSPECTUS SUPPLEMENT
June 3, 2008

Joint Book-Running Managers
Banc of America Securities LLC
Citi
Lehman Brothers

Co-Managers

Daiwa Securities America Inc.
SunTrust Robinson Humphrey
Wells Fargo Securities